UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CYTEC INDUSTRIES INC.

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CYTEC INDUSTRIES INC.

5 GARRET MOUNTAIN PLAZA

WOODLAND PARK, NJ 07424

Notice of Annual Meeting

of Common Stockholders to be held

April 18, 2013

March 8, 2013

To Our Stockholders:

We will hold our Annual Meeting of Common Stockholders at the Marriott at Glenpointe Hotel, Teaneck, New Jersey on Thursday, April 18, 2013, at 1:00 p.m. The purpose of the meeting is (i) to elect four directors; (ii) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2013; (iii) to approve, by non-binding vote, the compensation of our Named Executive Officers; and (iv) to transact any other business that properly comes before the meeting.

You must have been a holder of our common stock at the close of business on February 22, 2013, to be entitled to notice of and to vote at the meeting or at any postponement or adjournment.

Because stockholders cannot take any action at the meeting unless a majority of the outstanding shares of common stock is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting.

If you cannot attend the meeting, please promptly submit your proxy by telephone, Internet or by signing and dating the enclosed proxy card and mailing it in the enclosed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors,

R. Smith

Secretary

CYTEC INDUSTRIES INC.

5 GARRET MOUNTAIN PLAZA

WOODLAND PARK, NJ 07424

Proxy Statement for

Annual Meeting of Common Stockholders

to be held April 18, 2013

March 8, 2013

This proxy statement contains information relating to our Annual Meeting of Common Stockholders, which will be held on Thursday, April 18, 2013, beginning at 1:00 p.m., at the Marriott at Glenpointe Hotel, Teaneck, New Jersey 07666, and at any postponement or adjournment of that meeting. We are first sending this Proxy Statement and the enclosed form of proxy to stockholders on or about March 8, 2013. For purposes of this Proxy Statement, unless the context indicates otherwise, the use of the words “we,” “us,” “our,” “Company” and “Cytec” shall refer to Cytec Industries Inc.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 18, 2013: The Proxy Statement is available at www.proxyvote.com.

ABOUT THE MEETING AND THIS PROXY STATEMENT

What is the purpose of the meeting?

At the annual meeting, stockholders will vote (i) to elect four directors; (ii) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2013; and (iii) to approve, by non-binding vote, the compensation of our Named Executive Officers. In addition, our management will be present to report on our Company and respond to questions from stockholders.

Why am I being asked to review materials on-line?

Under rules adopted by the U.S. Securities and Exchange Commission, we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you requested one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We anticipate that the Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about March 8, 2013.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, February 22, 2013, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who may attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting to obtain an admission ticket.

What is a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of our shares of common stock outstanding on the record date will constitute a quorum. A quorum is necessary for business to be conducted at the meeting. As of the record date, 45,185,971 shares of our common stock were outstanding. Proxies received, but marked as abstentions and broker non-votes, will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

The accompanying proxy is solicited by our Board of Directors. You may vote by Internet or telephone by following the instructions on the enclosed proxy card or you may complete and properly sign the accompanying proxy card and return it to us. If voted by any of these methods, your vote will be cast as you direct. Do not return the proxy card if you vote by Internet or telephone. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting.

May I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy card bearing a later date. A vote by Internet or telephone may be revoked by executing a later-dated proxy card, by subsequently voting by Internet or telephone, or by attending the annual meeting and voting in person.

How do I vote my Savings Plan shares?

If you participate in our Employee Savings and Profit Sharing Plan, Employee Savings Plan or Employee Stock Purchase Plan, shares of our common stock equivalent to the value of the common stock interest credited to your account under the respective plan will be voted automatically by the trustee in accordance with your proxy, if the proxy is received by April 15, 2013. Otherwise, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from other participants in the respective plan.

What are our Board’s recommendations?

Our Board of Directors recommends that you vote (i) to elect the nominated slate of directors; (ii) to ratify the appointment of KPMG LLP to audit our 2013 consolidated financial statements; and (iii) to approve, by non-binding vote, the compensation of our Named Executive Officers. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with this recommendation. The proxy holders will vote in accordance with their own discretion with respect to any other matter that properly comes before the meeting.

CORPORATE GOVERNANCE

Our Board of Directors seeks to ensure that our business is managed in the best long-term interests of our stockholders. Our business is conducted by our employees under the direction of our Chief Executive Officer (“CEO”) and our other officers and managers. Our Board of Directors provides oversight to the CEO and other officers and managers as it reviews and approves our major business and financial strategies. Our Board also approves significant capital projects and commitments, acquisitions, divestitures and long-term financings. Our Board is responsible for hiring and assessing the performance of the CEO and determining his compensation and, through the Compensation and Management Development Committee, the compensation of our other officers. Our Board regularly reviews succession planning strategy and plans for the CEO and other senior officers. Our Board believes it is critical that we operate in compliance with all applicable laws and to the highest ethical standard. Our Board believes that the long-term interests of our stockholders are advanced by appropriately addressing concerns of other stakeholders affected by our actions, including our employees and the communities in which we operate.

A summary of certain important corporate governance practices follows:

Director Independence

A majority of our directors must be independent directors under the New York Stock Exchange (“NYSE”) Listed Company Rules. The NYSE Rules provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, material stockholder or officer of an organization that has a relationship with us). In addition to the NYSE Rules regarding independence, our Board has adopted the following standards in determining whether a director has a material relationship with us:

•	the individual may not have been an employee of ours or any of our affiliates within the preceding five years;

•	the individual may not have within the previous five years been affiliated with or employed by an entity that has served as our auditor within the last five years;

•	the individual may not have been part of an interlocking directorate in which one of our executive officers serves on the compensation committee of another corporation that employs such person;

•	no immediate family member of the individual may fall within any of the preceding three categories; and

•	the individual may not have received any compensation from us within the past year other than for serving as a director.

Based on these independence standards and all of the relevant facts and circumstances, our Board determined that all of our directors are independent with the exception of Shane Fleming, our Chairman, President and CEO.

Standards and Qualifications for Directors

Our Board has established the following standards for individuals to serve on our Board of Directors:

•	Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders;

•	Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively;

•	Directors are required to inform our Chairman of the Board of any significant change in their personal circumstances, including a change in their principal job responsibilities or acceptance of another directorship; and

•	Directors are not eligible for re-election as a director on or after their 72nd birthday unless the other directors meeting in executive session approve an exception.

Our Governance Committee also considers the diversity of skills and experiences of the Board as a whole. The Committee believes it is desirable that each of the following backgrounds be represented on the Board: an audit committee financial expert; a CEO or former CEO; experience in the aerospace, chemical or other manufacturing industries; experience in safety, health and environmental issues; experience in technology issues; experience in industrial marketing issues; experience in global business operations; and experience in legal, regulatory and governmental affairs. The primary consideration in determining whether an existing director is qualified to serve on our Board is whether that individual meets the standards set forth above and has made an effective contribution to the Board of Directors during the preceding year. The Committee also considers the information summarized in each of the director’s individual biographies set forth on pages 10 to 12. The Committee particularly noted the following qualifications: Ms. Davis’ experience as a chief executive officer, her experience as a chief financial officer, her status as an audit committee financial expert, her experience in the aerospace industry and her experience as a director of other public companies; Mr. Fernandes’ experience as a chief executive officer, his experience as a senior financial officer, his experience in the chemical industry and his experience as a director of other public companies; Mr. Fleming’s experience as a Chief Executive Officer of the Company; Mr. Hoynes’ experience as a senior executive in the pharmaceutical industry and his experience in legal, government and regulatory issues; Mr. Johnson’s experience as a senior executive in technology industries, his experience with technology strategy and oversight and his experience as a director of other public companies; Ms. Lowe’s experience as a chief financial officer, her status as an audit committee financial expert and her operating experience as head of a manufacturing business; Mr. Powell’s experience in investment banking, including mergers and acquisitions, his status as an audit committee financial expert and his experience as a director of other public companies; Mr. Rabaut’s experience as a chief executive officer, his experience in private equity, his experience in the defense and aerospace industries and his experience as a director of other public companies; Mr. Satrum’s experience as a chief executive officer, his experience as a chief financial officer, his experience in the chemical industry, his status as an audit committee financial expert and his experience as a director of another public company; and Mr. Sharpe’s experience as a chief executive officer and his operations experience, including responsibility for safety, health and environmental issues. Based on all of the factors set forth above, the Governance Committee and the Board concluded that each of the directors whose term is expiring at the 2013 annual meeting of stockholders should be nominated to serve for an additional term.

Our Governance Committee typically uses the services of an executive search firm to help it to identify, evaluate and attract the best candidates for nomination as a director. Our Governance Committee will consider nominees recommended by stockholders who submit such recommendations in writing to our Secretary and include the candidate’s name, biographical data and qualifications. Stockholders recommending nominees must disclose the stockholder’s name and address, class and number of shares of our stock that are owned, the length of such ownership and any relationship between the stockholder and the nominee. Stockholders must also comply with such other procedural requirements as we may establish from time to time. The Governance Committee will review possible nominees for director suggested by stockholders generally in the same manner as those suggested by its retained search firm except that it will also consider the background of the stockholder making the recommendation, the stockholder’s reasons for suggesting a candidate and the relations between the stockholder and the suggested candidate.

Principles of Corporate Governance/Committee Charters/Codes of Ethics

We have published on our website (www.cytec.com) our Principles of Corporate Governance, the charter of each of the Audit, Compensation and Management Development, Safety, Health and Environmental, Governance and Technology Committees of our Board, as well as our Code of Conduct that applies to our directors and all employees, our Code of Ethics for Financial Executives and our Code of Ethics for Senior Executives. Any waiver of, or amendments to, the codes of ethics for directors or executive officers, including the chief executive officer, the chief financial officer and the principal accounting officer, may be approved only by our Board and any such waivers or amendments will be disclosed promptly by us by posting such waivers or amendments on our website. Additionally, the Audit Committee is informed of any waivers of the Code of Conduct for any of our employees. Copies of each of the Principles of Corporate Governance, the Committee charters and the codes of ethics referred to above are also available free of charge by writing to our Secretary, Cytec Industries Inc., Five Garret Mountain Plaza, Woodland Park, New Jersey 07424.

Board Leadership Structure and Role in Risk Oversight

Shane Fleming has been our Chairman of the Board, President and CEO since January 1, 2009. Anthony G. Fernandes, Director and Chair of the Compensation and Management Development Committee, has been our Lead Director since April 2011. Based on our policy of rotating this position every three years among the chairs of the Audit, Compensation and Governance Committees, he is currently scheduled to be succeeded by William P. Powell, the Chair of the Governance Committee.

Our independent directors met in executive session without our Chairman or management present at each regularly scheduled Board meeting during 2012. The Lead Director presides over these meetings to provide continuity and focus for these sessions. The Lead Director is responsible for (i) briefing the Chairman of the Board, as appropriate, following such executive sessions; (ii) presiding at meetings of the Board in the absence or at the request of the Chairman of the Board; (iii) acting as a liaison between the independent directors and the Chairman of the Board including with respect to matters to be covered at Board meetings; and (iv) calling additional meetings of the independent directors as appropriate in the judgment of the Lead Director. The Lead Director is also available, as necessary and appropriate, to communicate with important stockholders and may have such other responsibilities as may be designated by the Board.

The Company believes that combining the roles of Chairman of the Board, President and CEO in one person in combination with a Lead Director is currently the best governance structure for the Company because it promotes unified leadership, timely decision-making and effective management of Company resources, while also providing effective channels for board oversight and feedback from the Board and stockholders.

The Board of Directors reviews management’s assessment of material enterprise risks on an annual basis. The assessment covers certain material strategic, operational, financial/economic, political and other risks, the probability and potential impact of the risks as well and mitigating actions in place or planned. In addition, the Board reviews a similar risk assessment specific to any capital or other significant project which requires Board approval.

Stockholder and Interested Party Communications with the Board of Directors

Stockholders and interested parties may communicate directly to our Board of Directors or all of the non-management directors as a group with regard to Cytec. Any such communication may be mailed to the Cytec Compliance Office, Cytec Industries Inc., Five Garret Mountain Plaza, Woodland Park, New Jersey 07424 or submitted in any other manner described on the Compliance Office page of our web site (www.cytec.com). All such communications shall be promptly reviewed by our Compliance Office and sent to the Board of Directors or all of the non-management directors as a group, as appropriate.

OUR BOARD OF DIRECTORS AND BOARD COMMITTEES

Our Board of Directors is divided into three classes, the terms of which expire at the annual meetings in the following years:

2013	2014	2015
Chris A. Davis	Anthony G. Fernandes	Barry C. Johnson
Shane D. Fleming	Jerry R. Satrum	Carol P. Lowe
Louis L. Hoynes, Jr.	Raymond P. Sharpe	Thomas W. Rabaut
William P. Powell

The Board of Directors held twelve meetings during 2012 and each director attended at least seventy-five percent of the Board and respective committee meetings held while she or he was a director. All directors attended the 2012 Annual Meeting of Stockholders.

Committees of the Board

To increase its effectiveness and efficiency, our Board of Directors has established five committees to which it has delegated substantial responsibilities. The duties and responsibilities of our Board Committees are set forth in charters which have been approved by our Board of Directors. The charters may be viewed on our website (www.cytec.com). Set forth below is certain information about these Committees.

•              Audit Committee.    Our Audit Committee is comprised of Ms. Davis (Chair), Ms. Lowe and Messrs. Powell and Satrum. The Audit Committee is empowered by the Board of Directors to, among other things, assist in the oversight of our: accounting and financial reporting processes and internal controls and the integrity of our financial statements; annual audit and our internal audit function; and compliance with legal and regulatory requirements as they may impact our financial statements. The Audit Committee also has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm (the “auditors”).

Our Board has determined that each of the members of the Audit Committee is financially literate, has a basic understanding of finance and accounting, is able to read and understand fundamental financial statements, and is an “audit committee financial expert” as defined in applicable Securities and Exchange Commission rules. Our Board has also determined that each member of the Audit Committee is an independent director, based on the listing rules of the NYSE listing rules, the exchange on which our shares of common stock are listed, the Securities and Exchange Commission’s additional independence requirements for audit committee members, and our Principles of Corporate Governance.

The Audit Committee held eight meetings during 2012. The Audit Committee’s report on its activities during 2012 appears later in this proxy statement under the caption “Audit Committee Report.”

•               Compensation and Management Development Committee.    Our Compensation and Management Development Committee is comprised of Messrs. Fernandes (Chair), Hoynes, Rabaut and Satrum. Each of its members is an independent director based on the independence standards discussed under the heading “Director Independence” and all of the relevant facts and circumstances. The Compensation Committee’s purpose is to review and approve compensation arrangements for our officers other than our CEO and to review and recommend for approval to our Board of Directors the compensation for the CEO. The Compensation Committee also approves the amount of equity awards to be awarded to our non-officers (including assistant officers) (“Non-Officers”). The Compensation Committee may delegate to our CEO the authority to allocate and award equity grants to Non-Officers up to an amount not to exceed the number approved by our Compensation Committee. This Committee also approves severance and compensation plans for our officers, authorizes incentive compensation and equity-based plans, evaluates our CEO’s and other officers’ performances against established goals and objectives, makes related recommendations, reviews risks arising from the Company’s compensation policies and practices, and reviews and, if appropriate, recommends for inclusion in our proxy statement the Compensation Discussion and Analysis section of the Company’s proxy statement. This Committee also reviews succession plans for our CEO and other executive management positions. Our Compensation and Management Development Committee held five meetings during 2012.

•              Safety, Health and Environmental Committee.    Our Safety, Health and Environmental Committee is comprised of Ms. Lowe and Mr. Sharpe (Chair). This Committee reviews, monitors and, as it deems appropriate, advises our Board of Directors with respect to our policies and practices in the areas of occupational health and safety and environmental affairs. The Safety, Health and Environmental Committee held two meetings during 2012.

•               Governance Committee.    Our Governance Committee is comprised of Messrs. Fernandes, Hoynes, Johnson, and Powell (Chair). Each of its members is an independent director based on the independence standards discussed under the heading “Director Independence” and all of the relevant facts and circumstances. This Committee was responsible for developing and recommending to the

Board our Principles of Corporate Governance and is responsible for periodically reviewing and recommending changes to such principles. This Committee makes recommendations to the Board on candidates for election to our Board. The Committee also recommends committee assignments for directors and periodically reviews and recommends changes in the compensation of our directors. Our Governance Committee held three meetings during 2012.

•              Technology Committee.    Our Technology Committee is comprised of Messrs. Johnson (Chair) and Sharpe. This Committee reviews and makes recommendations to our management regarding the strength and integrity of our research and new product development processes and disciplines and reviews the talent resource plans within our research and development organization. In addition, this Committee advises our Board of Directors on the Company’s management of scientific and technology matters. The Technology Committee held two meetings during 2012.

AUDIT COMMITTEE REPORT

The Audit Committee’s powers and responsibilities, and the qualifications required of each of its members, are set forth in the Audit Committee Charter (the “Charter”). The full text of the Audit Committee Charter may be viewed on the Company’s website (www.cytec.com).

Responsibilities.    This Committee meets periodically with Cytec’s auditors, internal auditors and management, including with each in executive session. Management is solely responsible for the consolidated financial statements and the financial reporting process, including the system of internal controls. Management has represented to this Committee and the Board of Directors that the consolidated financial statements discussed below were prepared in accordance with accounting principles generally accepted in the United States of America appropriate in the circumstances and necessarily include some amounts based on management’s estimates and judgments and that an evaluation was carried out under the supervision and with the participation of Cytec’s Chief Executive Officer and Chief Financial Officer of the effectiveness of Cytec’s internal control over financial reporting as of December 31, 2012. Cytec’s auditors, KPMG LLP (“KPMG”), are responsible for expressing an opinion on the conformity of these financial statements, in all material respects, with accounting principles generally accepted in the United States of America and an opinion on the effectiveness of Cytec’s internal control over financial reporting.

Independence.    This Committee pre-approves all services provided by KPMG and the related fees paid to them including audit and non-audit services, and considers the effect of such services and the related fees on KPMG’s independence. Details regarding fees paid to KPMG during the years 2012 and 2011 are set forth in this proxy statement under the caption “Fees Paid to the Auditors.” This Committee has concluded that the services provided by KPMG and the compensation therefor are compatible with maintaining KPMG’s independence.

Recommendation.    This Committee reviewed Cytec’s audited consolidated financial statements at, and for the year ended, December 31, 2012, and discussed such consolidated financial statements with management and the auditors, and recommended to the Board of Directors that such consolidated financial statements be included in Cytec’s Annual Report on Form 10-K for 2012. This recommendation was based on: this Committee’s review of the audited consolidated financial statements; discussion of the consolidated financial statements with management; discussion with KPMG of the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; discussion with KPMG regarding KPMG’s independence as well as other matters including the written material disclosed below; receipt from KPMG of the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; receipt from KPMG of the written disclosures and letter required by Public Company Accounting Oversight Board Auditing Standard No. 5 (An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements); receipt of the document entitled “KPMG-Our System of Quality Controls” and related addendum; and KPMG’s confirmation that it would issue its opinions that (i) the consolidated financial statements present fairly, in all material respects, Cytec’s financial position and the results of Cytec’s operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America; and (ii) Cytec has maintained effective internal controls over financial reporting as of December 31, 2012, in all material respects.

C.A. Davis, Chair

C.P. Lowe

W.P. Powell

J.R. Satrum

February 20, 2013

AGENDA ITEM 1

ELECTION OF DIRECTORS

The Board of Directors believes that each nominee for director and each continuing director is well qualified to serve as a director of Cytec and that the board as a whole possesses the requisite experience, skills and attributes to provide effective oversight of Cytec given its current business and structure. See the section titled, “Corporate Governance-Standards and Qualifications for Directors” for specific details. In accordance with the recommendation of the Governance Committee, our Board of Directors has nominated Chris A. Davis, Shane D. Fleming, Louis L. Hoynes, Jr. and William P. Powell for election as directors for three-year terms ending at the 2016 Annual Meeting of Common Stockholders until a successor is duly elected and qualified. Each nominee is currently serving as a director. Each nominee has consented to serve if elected. The nominees’ biographies, as well as the biographies of the other directors, are set forth below.

Our Board of Directors unanimously recommends a vote for the election of each of these nominees as directors.

If at the time of the meeting any of the nominees is not available to serve as director, an event which our Board does not anticipate, the proxies will be voted for a substitute nominee or nominees designated by or at the direction of our Board, unless our Board has taken prior action to reduce the size of the Board.

Cytec’s By-laws require that in order to be elected in an uncontested election, a director nominee must receive a majority of the votes cast with respect to such nominee (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our By-laws, each director not elected by our stockholders shall tender his or her resignation to the Board. In that situation, our Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Such action may include, among other things, reducing the total number of members that sit on our Board within the limitations set forth in our By-laws. The Board would act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind such decision within 90 days from the date that the election results were certified.

Board of Directors Membership

Set forth below is certain information concerning the nominees and our other directors whose terms of office will continue after the meeting.

Chris A. Davis, age 62, has been our director since April 2000. Ms. Davis was a general partner of Forstmann Little & Co. (“Forstmann”) between 2005 and 2012 and was previously a Special Limited Partner since August 2001. Ms. Davis was Chairman of McLeodUSA (“McLeodUSA”), a telecommunication services provider, from August 2005 until January 2006 and was Chairman and Chief Executive Officer from April 2002 until August 2005. Prior to this, Ms. Davis was Chief Operating and Financial Officer of McLeodUSA from August 2001 until April 2002. Prior to her positions at McLeodUSA, Ms. Davis was Executive Vice President and Chief Financial and Administrative Officer of ONI Systems Corp. from May 2000. From July 1993 through April 2000, Ms. Davis was Executive Vice President and Chief Financial and Administrative Officer and a director of Gulfstream Aerospace Corp. and, upon General Dynamics Corporation’s acquisition of Gulfstream in July 1999, a vice president of General Dynamics Corporation. Before joining Gulfstream in 1993, Ms. Davis held numerous financial positions during her 17 year career at General Electric Company. McLeodUSA filed for a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code in October 2005 and emerged from bankruptcy protection in January 2006. Ms. Davis currently serves as a director of Rockwell Collins, Inc. and at times during the past five years also served as a director of Aviall, Inc., and Wolverine Tube Inc.

Anthony G. Fernandes, age 67, has been our director since July 2002. Mr. Fernandes was Chairman, Chief Executive Officer and President of Philip Services Corporation, an industrial services and integrated metals recovery company, from 1999 to 2002. Prior to joining Philip Services, Mr. Fernandes worked at Atlantic Richfield Company for more than 30 years, including from 1994 to 1999 as Executive Vice President and director. In addition, from 1997 to 1998 he was chairman of ARCO Chemical Co., a publicly traded company owned 80% by Atlantic Richfield. Mr. Fernandes currently serves as a director of ABM Industries Inc., Baker Hughes Corporation, and Black and Veatch.

Shane D. Fleming, age 54, became our Chairman of the Board, President and Chief Executive Officer on January 1, 2009. Prior thereto, he was our President and Chief Operating Officer since June 2008. Mr. Fleming joined the Cytec predecessor company in 1983 in the Mining Chemicals group, and over the years held positions of increasing responsibility in the USA, Europe, Australia, and in the Asia Pacific region.

Louis L. Hoynes, Jr., age 77, has been our director since December 1994. Until September 2004, Mr. Hoynes was elected to the Board on an annual basis by the holder of our Series C Preferred Stock. After we redeemed the Series C Preferred Stock in September 2004, Mr. Hoynes’ term automatically ended. Our Board then elected Mr. Hoynes to fill a vacancy on our Board. Mr. Hoynes was Executive Vice President and General Counsel of Wyeth until his retirement on July 1, 2003, having served in that capacity since 1990. Prior to that time he was a partner in the law firm of Willkie Farr & Gallagher.

Barry C. Johnson, age 69, has been our director since August 2003. Dr. Johnson is retired Dean of the College of Engineering at Villanova University, having served in that position from August 2002 until March 2006. Previously, he served as Chief Technology Officer of Honeywell International Inc. from July 2000 to April 2002. Before that Dr. Johnson served as Corporate Vice President of Motorola, Inc. and Chief Technology Officer for that company’s Semiconductor Product Sector. Dr. Johnson currently serves as a director of Rockwell Automation, Inc. and IDEXX Laboratories, Inc.

Carol P. Lowe, age 47, has been our director since October 2007. Ms. Lowe currently serves as Senior Vice President and Chief Financial Officer of Sealed Air Corporation. Previously she was President of Carlisle FoodService Products, a subsidiary of Carlisle Companies Incorporated, a global diversified manufacturing company, and through March 31, 2011, President of Trail King Industries Inc., a subsidiary of Carlisle. Ms. Lowe served as the Vice President and Chief Financial Officer of Carlisle from 2004 until November 2008 and its Treasurer from 2002 through 2004. Prior to joining Carlisle, Ms. Lowe spent eight years at National Gypsum Company where she held various accounting and treasury positions including Treasurer. Preceding that, she spent seven years with Ernst & Young. Ms. Lowe is a Certified Public Accountant.

William P. Powell, age 57, has been our director since our formation in December 1993. He is a founding member of 535 Partners LLC., a family office. Until March 2008, Mr. Powell was a Managing Director of Williams Street Advisors LLC, a merchant banking firm, having served in that capacity since May 2001. Prior to Williams Street, he had been Managing Director, Corporate Finance, of UBS Warburg LLC and its predecessor, Dillon, Read & Co. Inc., since January 1991. Mr. Powell currently serves as a director of CONSOL Energy, Inc.

Thomas W. Rabaut, age 64, has been our director since February 2007. Mr. Rabaut currently serves as a senior advisor to the Carlyle Group, a private equity firm. Prior thereto, he was President and Chief Executive Officer of United Defense Industries Inc. and its predecessors from 1994 until June 2005 when it was acquired by BAE Systems PLC. Mr. Rabaut then served as President of the Land & Armaments Group of BAE Systems until his retirement in January 2007. Mr. Rabaut currently serves as a director of Kaman Corporation and Allison Transmission Holdings Inc.

Jerry R. Satrum, age 68, has been our director since May 1996. Before his retirement from Georgia Gulf Corporation in 1998, he served as Georgia Gulf’s Chief Executive Officer (1991-1998), President (1989-1997) and Vice President – Finance and Treasurer (from its inception until 1989). At times during the past five years, Mr. Satrum served as a director of Georgia Gulf Corporation.

Raymond P. Sharpe, age 64, has been our director since April 2005. He has been President and CEO of Isola Group, a privately held manufacturer of base materials for printed circuit boards since June 2004. The principal investor in Isola Group is the Texas Pacific Group. For more than ten years prior thereto, he was CEO of the Cookson Electronics Division of Cookson Group PLC., London, UK. Mr. Sharpe served as Director of Cookson Group PLC from 1995 until 2004 and as a Director of SPS Technologies Inc., a manufacturer of aerospace components, from 1994 until 2004.

AGENDA ITEM 2

RATIFICATION OF THE APPOINTMENT

OF THE AUDITORS

RESOLVED, that the appointment by our Audit Committee of the firm of KPMG to audit our 2013 consolidated financial statements is hereby ratified.

Our Audit Committee has selected KPMG as the auditors to perform the audit of our financial statements for 2013. KPMG has audited our consolidated financial statements since our inception in 1993. KPMG has offices or affiliates at or near most of the locations where we operate. KPMG is an independent registered public accounting firm.

Before making its recommendation for appointment, the Audit Committee carefully considered KPMG’s qualifications. This consideration included a review of KPMG’s performance in prior years, its independence, as well as its reputation for integrity and for competence in the fields of accounting and auditing. Our Audit Committee has expressed its satisfaction with KPMG.

Representatives of KPMG will attend the Annual Meeting and may make a statement if they desire to do so. They will also be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the appointment of KPMG as our auditors as a matter of good corporate practice because ratification is not legally required. Even if the appointment is ratified, our Audit Committee in its discretion may select different auditors at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting is required to ratify the appointment of our auditors. Because abstentions are deemed to be “shares present” at the meeting, they will have the same effect as a vote “against” this matter. If Agenda Item 2 does not pass, the appointment of auditors will be reconsidered by our Audit Committee.

Our Board of Directors unanimously recommends that stockholders vote for the proposal to ratify the Audit Committee’s appointment of KPMG as our independent registered public accounting firm for 2013.

FEES PAID TO THE AUDITORS

Pre-Approval Policies and Procedures.    Our Audit Committee is required to pre-approve the audit and non-audit services performed by the auditors in order to assure that the provision of such services does not impair the auditors’ independence. Our Audit Committee specifically pre-approves all audit fees, audit-related fees, tax service fees and all other fees. Our Audit Committee has delegated authority to the Chair of the Committee to approve any services not exceeding $50,000 not specifically pre-approved by the Committee provided that disclosure of such services and fees is made to the Audit Committee at the next scheduled meeting following such approval. During the years ended December 31, 2012, and 2011, all services provided by the auditors received specific pre-approval.

In connection with the audit of the 2013 financial statements, we entered into an engagement letter with KPMG which sets forth the terms by which KPMG will perform its audit services.

Audit Fees.    The aggregate fees billed by KPMG for professional services rendered for the audit of our consolidated financial statements, and related internal control over financial reporting included in Form 10-K, review of the unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements, including issuance of consents, for the years ended December 31, 2012, and 2011, were approximately $5.1 million and $3.7 million, respectively.

Audit-Related Fees.    The aggregate fees billed by KPMG for professional services rendered for assurance and related services that are not reported above as audit fees but were related to the audit or review of our financial statements, for the years ended December 31, 2012, and 2011, were approximately $2.2 million and $0, respectively.

Tax Fees.    The aggregate fees billed by KPMG related to professional services rendered in connection with tax audits, international tax compliance, and supporting other tax-related regulatory requirements primarily in the transfer pricing area, and international tax consulting and planning services,, for the years ended December 31, 2012, and 2011, were approximately $0.9 million and $0.9 million respectively.

All Other Fees.    We did not utilize KPMG for any other services during the two years ended December 31, 2012 except for approximately $10,000 in fees related to international executive services in India provided by KPMG to one of the Umeco entities acquired by the Company.

As advised in the Audit Committee Report, our Audit Committee considered whether, and concluded that, provision of these services is compatible with maintaining KPMG’s independence.

AGENDA ITEM 3

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Company seeks your advisory vote on our executive compensation programs giving you, the stockholder, the opportunity to express your approval or withhold approval of the compensation we pay our Named Executive Officers.

Our compensation policies and procedures are designed to support our compensation philosophy and pay competitively, focused on pay for performance with an appropriate balance between risk and reward and are strongly aligned with the long-term interests of our stockholders. As always, the Company and the Committee are committed to the ongoing review of the executive compensation programs and will take action to ensure that these programs continue to support our compensation philosophy and objectives. The Company asks that you support the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section beginning on page 19 and the accompanying tables contained in this proxy statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors unanimously recommends a vote “for” the Company’s compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables contained in this proxy statement.

CYTEC STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of January 31, 2013, the total beneficial ownership of Cytec’s Common Stock by Cytec’s directors and the five executive officers named in the Summary Compensation table (see the “Executive Compensation” portion of this proxy statement):

Beneficial Stock Ownership of Directors and Executive Officers

Name	Record & Street Name Shares(1)	+	Savings Plan Shares(2)	+	Deferred Stock Shares (3)	+	Stock Option Shares(4)	=	Total Beneficial Ownership	Percent of Class
F. Aranzana	2,454				425		21,250		24,129	(5)
W.N. Avrin	15,038		7,168		2,143		141,329		165,678	0.4
C.A. Davis	15,080				9,522		10,500		35,102	(5)
D.M. Drillock	37,719		25,160		14,165		120,815		197,859	0.4
A.G. Fernandes	8,225				19,120		10,500		37,845	(5)
S.D. Fleming	17,272		49,420		62,040		333,352		462,084	1.0
L.L. Hoynes, Jr	11,099				13,010		6,000		30,109	(5)
B.C. Johnson	5,031				8,443		10,500		23,974	(5)
C.P. Lowe	5,162				14,329				19,491	(5)
W.P. Powell	10,401				5,835		6,000		22,236	(5)
T.W. Rabaut	16,260				8,819				25,079	(5)
J.R. Satrum	37,074						10,500		47,574	0.1
R.P. Sharpe	7,760				16,665		6,000		30,425	(5)
R. Smith	15,168		29,918		19,564		126,739		191,389	0.4
All directors and officers as a group (17 persons)	223,555		121,216		198,163		938,370		1,481,304	3.3

(1)	Includes for Mr. Fernandes, shares held in family trusts or foundations. Also includes for each of Ms. Davis and Messrs. Johnson, Powell and Sharpe, shares owned jointly with their spouses. Excludes for Mr. Smith, 1,000 shares for which he disclaims beneficial ownership.

(2)	Represents the officers’ proportionate share of our Common Stock held by the Cytec Employees’ Savings & Profit Sharing Plan and the Cytec Supplemental Savings and Profit Sharing Plan at January 31, 2013. In the case of Mr. Smith and all directors and officers as a group, also includes shares held in an Individual Retirement Account.

(3)	Shares issuable under our 1993 Stock Award and Incentive Plan (the “1993 Plan”) following termination of employment or, as to the directors, retirement from the Board of Directors.

(4)	Shares which may be acquired within 60 days through the exercise of stock options, regardless of whether the exercise price is below, at or above the current market price of our common stock. Includes for Mr. Avrin, 62,408 stock options beneficially owned by his ex-spouse.

(5)	Less than 0.1%

None of the shares reflected in the stock ownership table have been pledged as security.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of copies of 147 Forms 3, 4 and 5 received by us, we believe that with respect to 2012 all but two filings required under Section 16(a) of the Securities Exchange Act of 1934 were filed timely. Due to administrative errors one Form 4 relating to the exercise of stock options and a sale of the shares obtained on exercise by Mr. Smith was filed late and one Form 4 relating to the exercise of stock options and a sale of a portion of the shares obtained on exercise by Mr. Wood was not filed in 2012, but the transaction was subsequently reported on Mr. Wood’s Form 5.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 1002	3,430,088 Shares(2)	7.62

Common Stock	Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,381,722 Shares(3)	5.23

Common Stock	Passport Special Opportunities Master Fund, LP; Norges Bank; Passport Global Master Fund SPC Ltd; Passport Global Long Short, LP; Gold Coast Capital Subsidiary VIII Limited; Blackwell Partners LLC; Passport Holdings LLC; Passport Capital, LLC; and John Burbank, III c/o Passport Capital, LLC One Market Street, Steuart Tower Suite 2200 San Francisco, CA 94105	3,384,680 Shares(4)	5.9

Common Stock	FMR LLC 82 Devonshire Street Boston, MA 02109	3,157,884 Shares(5)	7.01

(1)	Percent of class based on shares outstanding at January 31, 2013.

(2)	Based solely on a Schedule 13G, filed February 4, 2013 with the SEC, which reports beneficial ownership as of December 31, 2012 as (i) sole power to vote or direct the vote as to 3,430,088 shares, and (ii) sole power to dispose or direct the disposition of 3,430,088 shares.

(3)	Based solely on a Schedule 13G, filed February 7, 2013 with the SEC, which reports beneficial ownership as of December 31, 2012 as (i) sole power to vote or direct the vote as to 32,865 shares, (ii) sole power to dispose of 2,351,032 shares, and (ii) shared power to dispose of 30,690 shares.

(4)	Based solely on a Schedule 13G, filed February 15, 2013 with the SEC, which reports beneficial ownership as of December 31, 2012, for Passport Special Opportunities Master Trust, LP as (i) shared power to vote 800,000 shares, and (ii) shared power to dispose 800,000 shares; and which reports beneficial ownership for Norges Bank as (i) sole power to vote 1,093,500 shares, and (ii) sole power to dispose 1,093,500 shares; and which reports beneficial ownership for Passport Global Master Fund SPC Ltd. as (i) shared power to vote 1,250,000 shares, and (ii) shared power to dispose 1,250,000 shares; and which reports beneficial ownership for Passport Global Long Short Fund, LP as (i) shared power to vote 119,080 shares, and (ii) shared power to dispose 119,080 shares; and which reports beneficial ownership for Gold Coast Capital Subsidiary VIII Limited as (i) sole power to vote 59,100 shares, and (ii) shared power to dispose 59,100 shares; and which reports beneficial ownership of Blackwell Partners, LLC as (i) shared power to vote 63,000 shares, and (ii) shared power to dispose 63,000 shares; and which reports beneficial ownership for Passport Capital, LLC as (i) shared power to vote 2,232,080 shares, and (ii) shared power to dispose 3,384,680 shares; and which reports beneficial ownership of Passport Holdings, LLC as (i) shared power to vote 919,080 shares, and (ii) shared power to dispose 919,080 shares; and which reports beneficial ownership for John Burbank, III as (i) shared power to vote 2,232,080 shares; and (ii) shared power to dispose 3,384,680 shares.

(5)	The following is based solely on a Schedule 13G, filed February 13, 2013 with the SEC, by FMR LLC, Edward C. Johnson 3d and Fidelity Management & Research Company. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 2,824,113 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,824,113 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Strategic Advisers, Inc. (same address as FMR LLC), a wholly-owned subsidiary of FMR LLC and an investment adviser, provides investment advisory services to individuals. As such, FMR LLC’s beneficial ownership includes 1,181 shares beneficially owned through Strategic Advisers, Inc. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank, is the beneficial owner of 283,540 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over and sole power to vote or to direct the voting of the shares owned by the institutional accounts managed by PGATC as reported above. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 49,050 shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Policy on Transactions with Related Person, any related party transaction which would be required to be reported in the Company’s annual proxy statement under applicable laws and regulations must be approved in advance by the Governance Committee of our Board of Directors. In considering whether or not to approve such transaction, the Governance Committee shall consider the following factors: (i) is the proposed transaction in the ordinary course of business of the Company and the Related Person; (ii) are any alternate transactions available; (iii) is the transaction on terms at least as favorable to the Company as available from unrelated third parties; (iv) does the transaction pose any more risks to the Company than alternate transitions available from unrelated third parties; and (v) such other factors as the Governance Committee may consider relevant or important to its decision.

There were no transactions during 2012, and there are no currently proposed transactions, involving more than $120,000 in which Cytec was or is to be a participant and in which any executive officer or director has a direct or indirect material interest other than the compensation arrangements described in this proxy statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of Cytec’s executive compensation program including our philosophy, key program elements, the 2012 decisions made under the program and the factors that were considered in making those decisions. The commentary in the CD&A is intended to facilitate an understanding of the data found in the accompanying compensation tables.

All of our executive officers participate in our Executive Compensation Program described in this CD&A, however, for the purposes of this CD&A, we specifically analyze and discuss the total compensation for our Named Executive Officers listed below.

Shane D. Fleming, Chairman of the Board, President and Chief Executive Officer

David M. Drillock, Vice President and Chief Financial Officer

Frank Aranzana, President, Cytec Coating Resins

Roy Smith, Vice President, General Counsel and Corporate Secretary

William N. Avrin, Vice President, Corporate and Business Development

Our executive compensation program is intended to drive results, recognize contributions to the success of our company and retain leadership talent. Our executive officers have shown solid leadership in improving the Company’s financial position during the economic volatility over the last few years and are committed to providing long term financial strength and sustainability for our stockholders. As a result of the continued execution of our growth strategy and business objectives, the Company experienced strong financial performance in 2012.

I.	Highlights for fiscal year 2012

Financial and Business Performance

•	Our total revenues in fiscal 2012 were $3.2 billion, a 3% increase over 2011.

•	Our fiscal 2012 adjusted earnings per share, as defined under the heading “2012 Executive Compensation Decisions-2012 Annual Incentive Plan” below, was $5.45, a 49% increase over the prior period.

•	Our Return On Invested Capital (“ROIC”) as defined under the heading “2012 Executive Compensation Decisions-2012 Long Term Incentives” below, increased to 8.3% in 2012 from 7.1% in 2011.

•	Our one-year and three-year total shareholder return is 54% and 89% respectively.

•	We continued key safety and environmental capital projects at our manufacturing sites to reduce our risk profile and we outperformed our OSHA recordable rate and uncontrolled release reduction goals.

•	In support of our portfolio realignment objectives, we completed the sale and divestiture of our Pressure Sensitive Adhesives business for $105 million and announced an agreement for the sale of our Coating Resins business for $1.15 billion, including assumed liabilities.

•	In support of our Mining Chemicals emerging market expansion, we acquired the manufacturing assets of Star Orechem International in Nagpur, India.

•	We completed the acquisition of Umeco, a global provider of advanced composite and process materials for $423.8 million, to support our growth strategy of expansion in the industrial sector and to strengthen our technology leadership in advanced composites.

•	We were awarded the 2012 United States Environmental Protection Agency’s Green Chemistry Award for our MAX HT® Bayer Sodalite Scale Inhibitor.

Executive Compensation

•	We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay” proposal) and consider the results of the vote and the views of our stockholders received in connection with the vote each year when making future compensation decisions for the Named Executive Officers. Our 2012 say-on-pay proposal returned a 94% vote “for” our executive compensation programs. No changes were made to our compensation programs as a result of the say-on-pay proposal vote.

•	We emphasize pay for performance in determining an executive officer’s compensation including individual, business unit or function and overall company performance. In demonstration of our pay-for-performance commitment, 65-80% of our executive officers’ target compensation is dependent on specific performance goals or the price of our stock, with inclusion of our time-based restricted stock units.

•	Our compensation package is a mix of short and long-term focused compensation with a substantial linkage to stock performance. We use a balance of growth and return measures, relative and absolute, in our performance plans that align with our business strategy and incorporate challenging levels of year-over-year improvement.

•	We benchmark industry peers as well as general manufacturing companies to ensure our pay programs are competitive in attracting, motivating and retaining the diversified, quality talent necessary for our business.

•	We incorporate the use of comprehensive tally sheets into our annual executive officer compensation planning review.

•	We require all executive officers to maintain stock ownership in the Company as a multiple of base salary. Executive officers are prohibited from hedging against the economic risk of this ownership.

•	We do not allow re-pricing or exchange of equity awards without stockholder approval.

•	We conduct a comprehensive risk assessment on all compensation programs annually.

•	We offer very limited perquisites to our U.S. executive officers and we do not provide tax gross-ups on perquisites except in connection with our general employee relocation policy. We offer Mr. Aranzana, a legal resident of Belgium, perquisites as are reasonable and customary in that country.

•	We have discontinued our Compensation Taxation Equalization Plan, which provides for change-in-control excise tax gross-up payments, for new participants effective January 1, 2012 and have grandfathered existing executive officers in the Plan for 5 years, ending December 31, 2016.

•	We have a “double-trigger” acceleration on all equity grants made on or after January 1, 2012, which includes termination upon a change in control.

•	We have adopted a recoupment policy to recover performance-based and equity compensation in the event financial restatement has become necessary as a result of errors, omissions or fraud.

•	All of our performance plans dependent on financial measures are intended to be IRC Section 162(m) compliant.

Changes to Compensation Programs for 2013

•	We revised and re-stated our Peer Group based on the anticipated sale of our Coating Resins business to more closely align with our post divestiture revenue and business portfolio.

•	With our acquisition of Umeco and divestiture of our Coating Resins business, we believe there is opportunity to improve net working capital. For 2013 performance, we have revised our annual incentive plan to include a net working capital positive or negative multiplier of up to 10% of the overall Plan achievement, subject to a 200% cap on the payout, to drive net working capital improvement. For the 2013 annual incentive plan, the adjusted EPS target for par payout is $4.84. The adjusted EPS target was set several months ago and is not necessarily indicative of the results the Company anticipates for the year. The adjusted EPS target for par payout is not, and should not be, construed as EPS guidance.

II.	Executive Compensation Program Fundamentals

Roles and Responsibilities

The Compensation and Management Development Committee – The Compensation and Management Development Committee of the Company’s Board of Directors (referred to as “Committee” in this CD&A) is responsible for reviewing and approving all compensation arrangements and policies for all of our executive officers other than the CEO, and for reviewing and recommending to the independent directors of the Board, compensation arrangements for the CEO. The Committee meets at least three times annually and met five times in 2012. At a minimum, the Committee determines (a) the amount of salary adjustments, annual incentives and long-term incentives awarded to executive officers; (b) the criteria for achieving annual and long-term incentive (“LTI”) awards; and (c) whether the conditions for the payment of past awards have been met. The Committee solicits and receives feedback from the Board of Directors’ Committee Chairs on the Officers’ performance as a whole against non-financial goals and the full Board for the individual performance of the CEO. To the extent these matters relate to compensation paid to the CEO, they are also approved or ratified by the independent directors of the Board. The Committee periodically reviews all of the elements of our executive compensation program to make sure they are in line with our business strategy, regulatory requirements, stockholder interests and that they remain competitive in light of changing trends, practices and market conditions and do not encourage excessive risk taking. The Committee also evaluates its own performance annually.

The Committee’s Independent Consultant – Each year the Committee retains an independent compensation consultant to provide expertise and guidance on executive compensation program design, market place trends, regulatory requirements and best practices. The independent consultant participates in Committee meetings and is accountable to the Committee. The consultant reviews and provides objective perspectives on all proposals regarding executive compensation presented to the Committee and identifies any issues or concerns.

As part of the 2012 annual executive compensation review, the Committee retained Cogent Compensation Partners (“Cogent”) as their independent executive compensation consultant. To assist the Committee with compensation decisions regarding fiscal year 2012, Cogent provided the Committee with an analysis on executive compensation market trends, best practices, regulatory requirements, long term incentive trends and a comprehensive competitive review of each of our executive officers’ total direct compensation. Cogent does not provide any other services to the Company and has not had any prior relationship with any of our executive officers. In July, 2012, Cogent Compensation Partners was acquired by Frederic W. Cook and Co., Inc. (“FWCook”).

In compliance with the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) disclosure requirements regarding the independence of compensation consultants, FWCook provided the Compensation Committee with a letter addressing each of the six independence factors. Their responses affirm the independence of FWCook and their partners, consultants, and employees who service the Compensation Committee on executive compensation matters and governance issues.

The Committee and Management – Each year, the CEO and the Vice President, Human Resources, review with the Committee the competitive compensation data and information provided by the Committee’s independent compensation consultant. Based on feedback from the Committee regarding the competitive compensation data and the CEO’s view of each executive officer’s performance, the CEO and Vice President, Human Resources recommend annual salary adjustments, annual incentive targets and annual grants of long-term incentives for each executive officer, other than the CEO. The Committee reviews these recommendations along with the competitive benchmark data, and determines the final annual salary adjustments, annual incentive targets and annual grants of long-term incentive awards for all executive officers, other than the CEO. The Committee reviews competitive benchmark data for the CEO and the performance of the CEO and makes recommendations on the CEO’s salary and incentive awards to the independent directors of the Board. The independent directors discuss these recommendations, revise them if appropriate, and then determine the final salary adjustment, annual incentive target and annual grants of long-term incentive awards for the CEO. Except as described above, the CEO does not participate in this process. Management also reviews policies and plans that impact executive compensation and benefits and makes appropriate recommendations regarding these policies and plans to the Committee based on market competiveness, best practice and good corporate governance.

Executive Compensation Program Philosophy

The design of our executive compensation program is intended to align with the Company’s short term business objectives and long term business strategy and to pay appropriately for the level of performance achieved. This is evident in the mix of pay elements, the percent of “at-risk” pay and the actual pay that is used to compensate our executive officers.

We have a long-standing pay-for-performance philosophy. A number of performance factors are considered in determining an executive officer’s compensation including individual performance, performance of the business unit or function under his or her leadership and the Company’s overall performance. In demonstration of our pay-for-performance commitment to stockholders, employees and other stakeholders, 65% to 80% of our executive officers’ compensation is dependent on specific performance goals or the price of our stock, with inclusion of our time-based restricted stock awards. We design our executive compensation programs to drive results, to recognize contributions to the success of the company, and to retain leadership talent.

The Committee targets total direct compensation at a competitive level consisting of base salaries at 5% below the median of a competitive benchmark, annual incentives as a percentage of base salary at the median of a competitive benchmark, and long-term incentives at the 62.5 percentile of a competitive benchmark for each executive officer. The Committee believes this compensation philosophy limits fixed costs and emphasizes long-term financial results that will enhance the value of the Company’s stock over time and that this compensation structure and the performance metrics utilized in determining incentive payments are likely to result in our executives earning above median compensation over the longer term only when stockholders are also enjoying positive returns on their investments. We place more weight on both performance-based compensation and long-term compensation for those executive officer positions with the broadest scope, primarily our CEO. Mr. Aranzana’s total compensation mix is higher in base salary and lower in target annual incentive and target long term incentives than that of our U.S. officers based on the competitive market in Belgium.

Executive Compensation Program Objectives

The key objectives of our executive compensation program are to:

•              Pay for Performance – A significant portion of executive compensation is allocated in long and short-term “incentive” pay which is dependent on the achievement of pre-established goals that are critical to our long-term business strategies and short-term business objectives. Pay-for-performance encourages our executive officers to make prudent decisions based on these pre-established goals in relationship to dynamic market changes and its implications. Pay “opportunity” is higher for goals that are exceeded, and pay is “at-risk” for goals that are not achieved or partially achieved.

•              Align our Executives’ Financial Interests with our Stockholders’ Interests – By linking a significant portion of executive pay “opportunity” to the performance of the Company’s stock price and emphasizing stock ownership through mandated requirements, we incentivize our executive officers to remain focused on the financial health of the Company and total stockholder return over the long-term.

•              Pay Competitively – Executive pay for all total direct compensation elements is set within an equitable market range based on competitive benchmarking, enabling the Company to retain highly competent, performance-oriented executives and to attract well-qualified industry talent. Providing a competitive pay program to our executive officers encourages sustained individual performance.

Executive Compensation Elements

Total Direct Compensation:    Our executive total direct compensation program has three basic elements: (i) base salary, (ii) annual incentives, and (iii) long-term incentives.

Base Salary:    The objective of base salary is to provide fixed compensation to executive officers for the performance of their core job responsibilities and duties. Annual base salary is a total direct compensation component that is not “at-risk” for our executives. Adjustments to base salaries are considered by the Committee annually based on an executive’s performance over the previous year, the overall salary budget for the U.S. and Belgium, and market competitive benchmark data.

Annual Incentive:    The objectives of our annual incentive plan are to reinforce annual priorities and motivate executive officers to achieve the financial and operational performance goals that are important for the Company’s performance in the short term. The annual incentive plan for executive officers is based on the achievement of financial metrics and strategic non-financial key objectives. The Committee determines the measures and sets the target performance goals for receiving an award typically in the beginning of the relevant performance period.

Each Named Executive Officer is a member of the Company’s Executive Leadership Team. The Committee does not focus solely on specific objectives within the executive officers’ area of responsibility, but expects each executive officer to contribute to the Company’s overall success as a member of the executive team. At the end of each performance year, the Executive Leadership Team collectively assesses its performance in achieving corporate and business non-financial objectives and determines a percentage of target earned on this component of the annual incentive calculation. The CEO presents this assessment to the Committee for its consideration in determining the achievement factor for non-financial objectives for all executive officers, including the CEO. The Committee also reviews the corporate and business financial achievements against the targets for the year, which, together with the non-financial component, determines the combined full incentive amount for our corporate and business officers. The payout amounts under the annual cash incentive plan and all other compensation for the CEO are subject to approval by the independent directors of the Board.

Long-Term Incentives:    The objectives of our long-term incentive plan are to encourage long-term strategic decision making that is aligned with the best interests of our stockholders, focus the efforts of executive officers on multi-year results and long-term sustained performance, and to maintain a substantial portion of compensation in long-term vehicles.

Our LTI plan consists of a combination of stock options, time-based restricted stock units and a performance cash plan dependent upon the achievement of pre-established financial goals over a three year period. The Committee believes this mix of LTI awards better aligns executive and stockholder interests in a volatile market, enhances executive retention, and enables the Company to offer competitive compensation packages.

Indirect Compensation

To remain competitive in attracting and retaining high level talent, we maintain indirect compensation programs in each respective country for our employees including executive officers. In the U.S., subject to basic eligibility requirements, our broad-based plans generally include health and welfare benefits, qualified and non-qualified savings plans. In Belgium, the programs generally include pension schemes and customary perquisites. We also offer our executive officers benefits under our executive plans including retirement, deferred compensation and post-employment arrangements as described below. We periodically review the competitiveness of our executive plans against our industry peers and recommend plan modifications to the Committee when appropriate.

Perquisites:    We provide limited perquisites to our executive officers generally consisting of executive physicals and financial counseling/tax preparation. We offer executive physicals to further promote our broad-based health and wellness initiatives. We provide financial counseling and tax preparation services to maximize the value of all of our benefit plans for the executive and the Company and by delegating personal finance, enable greater time efficiency and fewer distractions from corporate responsibilities. We provide additional perquisites to our executive officer in Belgium as is reasonable and customary in that country. The value of perquisites provided to the Named Executive Officers in 2012 are set forth in column (i) of the Summary Compensation Table on page 35 and the perquisites valued at $10,000 or more are generally described in the corresponding footnotes.

Retirement Plans:    We have historically provided market competitive retirement plans to our executive officers. We “froze” benefits under our defined benefits plan applicable to all non-bargaining employees in the U.S. in 2007 and, in lieu thereof, enhanced benefits under our defined contribution plan. Our executive officers in the U.S. currently participate in the same 401k Savings Plan and Supplemental Savings Plan, as other non-bargaining employees in the U.S. (subject to basic eligibility requirements).

Benefits under our Executive Supplemental Employee Retirement Plan (“ESERP”) are available only to persons first elected as an officer before April 1, 2007 (“Eligible Officers”). All Eligible Officers are entitled to certain death and disability benefits under this Plan. In the event of a change in control of Cytec, all Eligible Officers will automatically become full members of this Plan. Additionally, the Company expects that all Eligible Officers will be elected as full members of the ESERP shortly after their 55th or 59th birthday, depending on when they first were elected as an officer, and the Company accrues for Plan liabilities based on this expectation. Officers who were first elected as an officer after April 2007 are not eligible for election to or benefits under the ESERP. Actual election to membership in the ESERP is at the discretion of the Committee. The ESERP was intended to provide equivalent benefits as were or would have been available to officers under the prior parent company and to encourage the transition of executive management at an earlier retirement age by providing a benefit equal to up to five years of retirement income credits under our other defined benefit pension plans. The current estimated values of these plans are set forth in column (d) of the Pension Benefits table on page 40 and general descriptions of the plans are provided in the corresponding footnotes.

Deferred Compensation Arrangements

Deferred Stock Awards:    Under Cytec’s 1993 Stock Award and Incentive Plan, the Compensation Committee may grant deferred stock awards (“Deferred Stock Awards”). The Committee has generally granted Deferred Stock Awards at an executive officer’s request in lieu of performance stock awards or restricted stock awards that would otherwise vest. Deferred Stock Awards are phantom shares of Cytec stock that accrue dividends in the form of additional shares of Deferred Stock Awards. The Deferred Stock Awards are paid in the form of an equivalent number of shares of Cytec stock after an executive retires.

Deferred Compensation Plan:    Under this plan, an executive officer may elect to defer any compensation in excess of $1 million per year to the extent it would be a non-deductible expense for the Company as a result of IRC section 162(m).

The current estimated values of the Named Executive Officer’s non-qualified deferred compensation are set forth in the Non-Qualified Deferred Compensation table on page 43.

Separation and Change in Control Arrangements

Executive Income Continuity Plan:    All executive officers are automatically members of this Plan. This plan is intended to help retain the services of our executive officers and to reinforce and encourage the continuing attention, dedication and loyalty of these executives without the distraction or concern over the possibility of involuntary or constructive termination of employment resulting from unforeseen developments, by providing income continuity for a limited period. This plan provides that members will receive a benefit on termination of their employment unless such termination is (i) on account of death, disability or retirement, (ii) by the Company for cause, or (iii) by the member without good reason (as defined in the plan). Generally, “good reason” for termination by a member involves a reduction in compensation or other action by the Company inconsistent with the member’s status unless such action is uniformly applied to all executive officers. The benefit payable is one time annual base salary and bonus or, if the termination occurs after a change in control, three times annual base salary and bonus, subject to some exceptions. The plan also provides for certain miscellaneous payments, including relocation payments, certain legal fees, and expenses incurred in seeking new employment.

The Committee believes the Executive Income Continuity Plan addresses the risk of an executive losing his or her job, particularly during periods of uncertainty, in a manner that allows the executive to remain focused on the Company’s interests. The Committee further believes that the plan meets specific concerns of executives that are not addressed by other elements of the compensation package.

1993 Stock Award and Incentive Plan:    Unvested performance awards and restricted stock units and unexercised stock options held by an executive officer who voluntarily terminates employment with the Company, other than to retire, are immediately terminated. Executive officers who retire typically retain a pro-rata portion of any unvested performance awards, which then continue to vest in accordance with their terms and the satisfaction of applicable performance conditions. Options and restricted stock units issued to a retiree more than eight months prior to the retirement date will continue to vest according to the original schedule and, in the case of options, remain exercisable until one year after the last un-cancelled grant fully vests.

We have revised our long term equity award plans to include a “double-trigger” for all awards granted after January 1, 2012. The double trigger requires both a termination of employment and a change in control to trigger accelerated vesting of equity awards.

Compensation Taxation Equalization Plan:    This plan provides that we will reimburse any employee, executive officer or director for any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) on compensatory payments defined as an excess parachute payment under Code Section 280G, plus all other taxes imposed on the reimbursement. This Plan was restated effective January 31, 2012 to provide that the Plan shall only apply to executive officers who were elected as such prior to January 31, 2012, and that the Plan will expire for all participants on December 31, 2016.

All potential payments upon separation from the Company are provided in the Potential Payments upon Termination or Change in Control table on page 45 and are generally described in the corresponding footnotes.

III.	2012 Executive Compensation Decisions

Competitive Benchmarking

The Compensation Committee relies on benchmark compensation data to assist in determining appropriate target base pay, target annual incentives as a percentage of base pay and target long-term incentives for each executive officer. For the 2012 compensation cycle, the Committee’s independent consultant developed competitive benchmarks using a Primary Comparator Group consisting of chemical/aerospace companies with $1-8 billion in revenue from Towers Watson’s (Towers) Executive Compensation Database and a Secondary Comparator Group consisting of general manufacturing companies with $1-8 billion in revenue from Towers’ Executive Compensation Database. The chemical/aerospace and general manufacturing industry companies included in Towers’ database vary from year to year. The companies included in the Primary and Secondary Comparator Groups for 2012 are listed in Exhibit A. In 2010, the Committee, in consultation with its consultant, established a 15% premium added to the benchmark data for the VP, Corporate and Business Development position to reflect the broader scope in responsibility for this position within Cytec, including various strategic enterprise initiatives and the Committee has continued this practice for 2012.

In 2009, the Committee established a Peer Group of 18 companies in the chemical and aerospace industries based on recommendations by management and the Committee’s compensation consultant. The Committee uses the Peer Group companies to benchmark compensation practices and policies and to measure relative performance as a component in our performance cash plan. The Committee also considers compensation data from the Peer Group to the extent it is publicly available. The companies included in the Peer Group are listed in Exhibit A.

2012 Pay Opportunity

In determining levels of compensation opportunity for each executive officer for 2012, the Committee considered market competitive compensation data provided by its independent consultant, as well as each individual officer’s job scope, experience, value to the organization, sustained individual performance, and internal equity.

2012 Target Total Direct Compensation Mix

To support our pay-for-performance philosophy, the mix of total direct compensation elements for executive officers, and especially the CEO, was more heavily leveraged toward variable, performance-based compensation. The Committee determined that the CEO should have greater emphasis on variable compensation than all other executive officers because his leadership has a greater influence on the performance of the Company. The 2012 compensation elements that comprise the “target total direct compensation opportunity” for executive officers and their approximate weightings were:

2012 Base Salary

Effective January 1, 2012, all of our executive officers, received an increase in base salary of 2.5-3.75% based on individual 2011 performance, retention, internal equity and market competitiveness and in accordance with our general U.S. 2012 salary adjustment budget of 3.0%. The January 1, 2012 salary increases for the Named Executive Officers were:

Name	Base Salary increase effective 1/1/2012	2012 Base Salary
S. D. Fleming	3.51%	$870,000
D. M. Drillock	2.50%	$437,081
F. Aranzana*	2.50%	$465,079
R. Smith	3.75%	$388,846
W. N. Avrin	2.75%	$385,334

*	Mr. Aranzana is located in Belgium and is paid in Euros. His base salary was converted to US$ using a 1.2909 conversion rate.

2012 Annual Incentive Plan

Individual executive officer incentive opportunity as a percent of base salary and the annual incentive plan design, including the metrics used and the achievement goals determined for threshold, target and stretch, were set in January, 2012.

Annual incentive targets as a percent of base salary were set by the Compensation Committee for 2012 in consideration of internal parity, retention and Cytec’s stated philosophy to align with the competitive market median. The Compensation Committee determined that a 5% increase to the annual incentive target percent of base salary over 2011 level was appropriate for Mr. Smith for the 2012 performance year. Each Named Executive Officer’s annual incentive target opportunity as a percent of base salary for the 2012 performance year is shown below:

Name	2012 Annual Incentive Opportunity as a % of Base Salary
S. D. Fleming	100%
D. M. Drillock	70%
F. Aranzana	55%
R. Smith	65%
W. N. Avrin	60%

The 2012 annual incentive plan for corporate executive officers, as determined by the Committee, was based on the achievement of pre-determined targets for adjusted earnings per share (“EPS”) weighted at 70%, and strategic non-financial corporate objectives weighted at 30%, with a negative multiplier of up to a 10% reduction on the overall achievement if 2012 average working capital levels in days were higher than 2011 working capital levels. The annual incentive plan for the business unit executive officers was based 50% on achievement of the business unit earnings before interest and taxes (“EBIT”) target, 20% on achievement of the corporate adjusted EPS target, 20% on achievement of strategic non-financial business unit objectives and 10% on achievement of the strategic non-financial corporate objectives with a negative multiplier of up to a 10% reduction on the overall achievement if 2012 average working capital levels in days were higher than 2011 working capital levels. The Committee believed this design and these measures would incentivize our officers to increase the performance of the business and the value of the Company.

	2012 Annual Incentive Plan Metrics and Weighting
Position	EPS	Business Unit EBIT	Corporate and Business Unit Non-Financial Objectives	Total Annual Incentive Plan Allocation	Working Capital
Corporate Officers	70%		30%	100%	A Negative Multiplier of 5-10% on the Overall Achievement if Goals are not Met
Business Unit Officers	20%	50%	30%	100%

The Committee determined increased earnings to be one of the most important measures for 2012 to reinforce the Company’s financial health and stockholder value. Adjusted EPS is a non-GAAP financial measure that is calculated by excluding special items, which are discussed as special items in our quarterly earnings releases, such as restructurings, asset impairments and gains on sales of assets among other items. The Committee set the adjusted EPS and EBIT par target goals as part of the 2012 annual budgeting process based on the expected improved performance over 2011 and to align with our annual business plan. A threshold level for any payout was set at 80% of the par target for adjusted EPS and EBIT and the target achievement level for maximum payout was set at 120% of the par target.

The Committee believed, as in prior years, it was important to have a component in the annual incentive plan that measured cash delivery to guarantee quality earnings, maintain a healthy balance sheet and support the funding of future growth and capital projects. For the 2012 performance year, the Committee, to place more weight and focus on earnings growth, converted the net working capital goal from a metric within the plan to a negative multiplier on overall performance achievement if the level of net working capital achieved in 2011 was not at least maintained in 2012. Net working capital was defined as the number of days of trade receivables outstanding plus the number of days inventory supply on hand less the number of days of trade payables outstanding. The Committee set the targets for net working capital to maintain target levels of performance and at the same time allow the businesses flexibility to manage inventory and focus on growth in emerging markets around the globe.

The adjusted EPS and net working capital goals for 2012 are illustrated below.

	2012 Annual Incentive Plan Targets
Measure	Minimum 0% Payout	Target 100% Payout	Maximum 200% Payout
Adjusted Earnings Per Share	$3.13	$3.91	$4.69
Net Working Capital	Reduction of 5% on overall achievement if 65-69 days, 10% if greater than 69 days

The Committee set the non-financial objectives portion of the 2012 annual incentive plan based on input from management and the Board on critical business priorities for the year in key areas of focus for business plan success and shareholder value. The non-financial objectives the Committee set for 2012 were intended to strengthen focus on achieving growth and execution, and included safety, innovation, profitable revenue generation, operational improvements, and compliance.

The annual incentive award paid can range from 0 to 200% of the target amount based on achievement of these pre-established goals. The metrics, weightings and established goals that align with the business plan and the performance threshold/maximum payout opportunity allows us to manage the self-funding aspect of the plan and limit risk for the company.

2012 Long Term Incentive Awards

The Committee grants long term incentives to executive officers annually. The values of long term incentives granted to Officers in 2012 were above 2011 levels with increases in value ranging from 5-9%. The Committee determined that these increases were consistent with market competitive trends and the Company’s desire for executive officers compensation packages to weigh more heavily in long-term incentives, in alignment with the Company’s long-term profitable growth strategy.

The Committee uses a portfolio of long term incentives to:

•	Focus the efforts of our executive officers on multi-year results and long term sustained company performance;

•	Encourage long term strategic decision-making that is aligned with the best interests of our stockholders;

•	Maintain a substantial portion of Executive total direct compensation in variable or “at-risk” pay;

•	Recognize long-term individual achievements and demonstrated future potential for success by providing long term value and wealth accumulation; and

•	Enable the Company to remain competitive with our peer companies and the general market for key talent.

Long term incentives granted in 2012 were comprised approximately 35% by value in non-qualified stock options, 50% by value in performance cash and 15% by value in time-based restricted stock units for the CEO and approximately 45% by value in non-qualified stock options, 40% by value in performance cash and 15% by value in time-based restricted stock units for all other Officers as shown below. Target opportunity and grant date fair value amounts are shown in the “Grants of Plan Based Awards” table on page 38.

Stock Options:    The stock options vest in equal installments on the first three anniversaries of the date of the grant and expire ten years from date of grant. The exercise price of stock options is equal to the closing price of Cytec common stock on the date of the grant. The Committee believes that grants of stock options closely align executives’ interests with those of our stockholders because the stock options have value only if the price of the Cytec common stock increases. The Committee determined the number of stock options based on the total LTI value percentage and in accordance with the fair value of each option calculated using a binomial-lattice option valuation model and the closing price of Cytec common stock on the date of grant.

Restricted Stock Units:    The time-based RSUs will vest 100% after three years and are payable in shares of Cytec common stock. The Committee believes that time-based RSUs strengthen commitment, motivation and retention during periods of unpredictable fluctuations in the stock market and general economy and also aligns executive officer’s interests with stockholders. The Committee determined the number of RSUs based on the total LTI value percentage and the closing price of Cytec common stock on the date of grant discounted for the value of any dividends that are expected to be declared prior to the vesting date.

Performance Cash Plan:    The performance cash component of the long-term incentive award granted in January, 2012 for the three-year performance period 2012-2014 is based 30% on achievement of target adjusted EPS in 2014, 40% on achievement of target Return on Investment Capital (“ROIC”) in 2014, and 30% achievement of relative Total Stockholder Return (“TSR”) against Cytec’s stated Peer Companies in 2012, 2013 and 2014. The Committee believes that three years is an appropriate period of time over which to provide our executive officers incentives to improve the medium term performance of the Company. The Committee has determined that the use of adjusted EPS in both the annual incentive plan and the Performance Cash Plan is appropriate to encourage short term business plan execution while at the same time managing growth and profitable revenue as well as focus on long term business decisions, asset management and value creation.

The target for adjusted EPS for the performance period ending 2014 was set at the amount that represents 10% compounded annual growth in adjusted EPS for 2011, over the next three years. ROIC measures the economic returns on invested capital, linking the executive to stockholder value creation. The target for ROIC for the period ending 2014 was determined by the Committee based on the 2011 year end-actual ROIC, adjusted for EPS growth at a 10% compound annual growth rate and projected 2014 after tax earnings and a two-year average debt plus equity. The threshold and maximum payout goals for the adjusted EPS and ROIC components of the performance plan were based on 4% and 14% growth in adjusted EPS, respectively. Payout ranges from 50% for threshold target achievement for both the adjusted EPS and ROIC measure to 200% for maximum goal achievement.

The TSR component of the 2012-2014 performance cash plan is measured as an average of each annual TSR ranking over the three year award period and compared against Cytec’s stated Peer Group. The stated Peer Group used for relative measures in our 2014 performance cash plan may be re-stated over the three-year period as is necessary due to acquisition, bankruptcy, tender offer or other similar material change of any of the companies in the Peer Group. Payout for the TSR measure ranges from 30% for threshold target achievement of above 4th quartile to 200% for first quartile achievement of performance against peers. There will be no payout for fourth quartile performance against the Peer Group.

The Committee believes that achievement of the goals set for the 2012-2014 performance cash plan is consistent with stockholder interests and the Committee’s fundamental belief that companies with increasing EPS and increasing ROIC will have an appreciating stock price and the relative TSR measure will contribute to stockholder alignment, reduce overall award volatility and recognize Company performance relative to peer companies.

The payout for the performance cash component of the long-term incentive award can range from 0 to 200% of target.

		2012-2014 Performance Cash Plan*

		% Growth
Metric	Weight	Minimum % Growth (for 50% Payout) 4%	Target % Growth (for 100% Payout) 10%	Stretch % Growth (for 200% payout) 14%
EPS	30%	$4.12	$4.87	$5.42
ROIC	40%	8.6%	9.8%	10.7%

		Ranking
		Threshold Goal (for 30% Payout)	Target Goal (for 100% Payout)	Stretch Goal (for 200% Payout)
Relative TSR	30%	Above 25th Percentile	Median	Above 75th Percentile

*	The targets above were set in Q1 of 2012 and should not be construed as financial guidance.

2012 Pay and Performance Results

Each Named Executive Officer is a member of the Company’s executive team. The Committee expects each executive officer to contribute to the Company’s overall success as a member of the executive team rather than focus solely on specific objectives within the officers’ area of responsibility.

Annual Incentive Performance Results

As a result of our solid performance against the annual incentive plan target goals set by the Committee in the beginning of the 2012 performance year, we achieved higher than target results for 2012.

Our 2012 adjusted EPS of $5.45 was above our stretch target of $4.69, resulting in a payout of 200% for the adjusted EPS component of the plan, weighted at 70% for a total of 140% on this metric for Corporate Officers. The Committee determined that the executive officers achieved pre-established corporate non-financial objectives, many of which are highlighted on page 19 under “Financial and Business Performance”, at an overall achievement score of 141.2%, weighted at 30% for a total payout of 42.4% on this component of the annual incentive plan.

The Company’s average net working capital for 2012 was 7 days over the threshold level, resulting in a 10% reduction on the overall achievement, or -18.2%, for a total overall achievement payout amount of 164% on the 2012 corporate annual incentive plan for both the financial and non-financial goals, as illustrated below:

Performance Metric	Target Goal	Goal Achievement	Achievement +/(-) from Target	Achieved Payout %	Plan Weighting Factor	Weighted Achievement Payout Factor (% of Target)
Adjusted EPS	$3.91	$5.45	$1.54	200%	70%	140.0%
Corp. Non-financial Goals	100	141.20	41.20	141.20%	30%	42.4%

Total Plan Achievement						182.4%
Working Capital Goal Achievement Multiplier	64 days	71 days	+7 days	10% reduction on overall achievement		-18.2%

Total Payout Percent						164.1%

The 2012 annual incentive plan for the Business Unit President, Cytec Coating Resins, was calculated based on Corporate adjusted EPS target achievement weighted at 20%, business unit EBIT target achievement weighted at 50%, and corporate and business unit non-financial objectives weighted at 10% and 20%, respectively. Mr. Aranzana’s achieved annual incentive payout percent of target for 2012 performance was 166%, based on Cytec Specialty Chemicals business unit annual incentive targets and the net working capital modifier goal as illustrated below:

Performance Metric	Target Goal	Goal Achievement	Achievement +/- from Target	Achieved Payout %	Plan Weighting Factor	Weighted Achievement Payout Factor (% of Target)
Adjusted EPS	$3.91	$5.45	$1.54	200%	20%	40.0%
Business Unit EBIT	$186.6	$233.9	$47.3	200%	50%	100.0%
Corp. Non-financial Goals	100	141.2	41.20	141.2%	10%	14.1%
Business Unit Non-financial Goals	100	150.0	50.00	150.0%	20%	30.0%

Total Plan Achievement						184.1%
Working Capital Goal Achievement Multiplier	64 days	71 days	+7 days	10% reduction on overall achievement		-18.4%

Total Payout Percent						165.7%

The Committee has the discretion to negatively adjust the payouts on the financial targets under the annual incentive plan as it deems appropriate. The Committee did not use its discretion to adjust the achievement of the adjusted EPS, net working capital or non-financial goals in determining the 2012 annual incentive amount payable.

The annual incentive amounts for the 2012 performance period paid to the Named Executive Officers, consistent with these determinations are set forth in the Summary Compensation Table. The Committee approved the annual incentives paid to all executive officers other than the CEO and the independent directors of the Board approved the annual incentive paid to the CEO.

Long Term Performance Cash Plan Results

For the 2010-2012 Performance Plan, the adjusted EPS targets were set using 2010 budgeted EPS compounded at 10%, 15% and 20% over two years to derive the 50%, target and 200% achievement levels. This differed from the historical goal setting practice of using the prior year actual EPS compounded at 4%, 10% and 14% over three years. The growth factors were increased because of the reduced budgeted earnings in 2010 when the Company was still recovering from the recession. The ROIC performance targets were determined by using operating earnings assumptions underlying the EPS assumptions above and adjusting for estimated changes in working capital and forecasting capital spending over the three year period. The Compensation Committee added a “relative modifier” to the achievement of the 2012 Performance Plan ROIC goal based on a comparison to the ROIC achievement of the Company’s Peer Group. ROIC goal achievement can be increased or decreased 27.5%, at the Committee’s discretion, with upward or downward movement in ranking of achieved ROIC among the Peer Group.

We experienced strong performance against the performance cash plan goals set by the Committee in January, 2010 for the three year performance period ending December 31, 2012, achieving higher than target results. At the end of the three-year performance period 2010-2012, the Committee met to review actual ROIC and adjusted EPS against the targets to determine the payout of the 2010-2012 performance cash plan.

Our adjusted EPS for 2012 of $5.45 was above the stretch target of $2.95, resulting in a target payout of 200% for the adjusted EPS component of the plan, weighted at 50% and our 2012 ROIC achievement of 8.3% was above the stretch target level of 5.8% for maximum payout of 200%, weighted at 50%, for an overall achieved payout of 200% on the 2010-2012 performance cash plan as illustrated below:

Performance Metric	Target Goal	Goal Achievement	Achievement +/(-) from Target	Achieved Payout %		Plan Weighting Factor		Weighted Achievement Payout Factor (% of Target)
Adjusted EPS	$2.71	$5.45	$2.74	200.0%	x	50%	=	100.00%
ROIC	5.3%	8.3%	3.0%	200.0%	x	50%	=	100.00%
Relative ROIC Modifier							=	0.00%

								200.00%

The performance cash plan amounts for the 2010-2012 performance period paid to the Named Executive Officers, consistent with these determinations are set forth in the Summary Compensation Table. The Committee approved the performance cash incentives paid to all executive officers other than the CEO and the independent directors of the Board approved the annual incentive paid to the CEO.

IV. Executive Compensation Program Policies

Stock Ownership Requirements

We require our executive officers to attain and hold an ownership stake in our Company that is a specified multiple of his or her salary. The ownership requirements, expressed as a multiple of the annual base salary, are provided below:

Position	Current Guideline
Chief Executive Officer	6 x base salary
Chief Financial Officer	4 x base salary
Other Executive Officers	2.5 x base salary

Achievement of the required stock ownership is expected within five years of election to a position requiring an increase in target ownership. Stock ownership is determined net of any shares with respect to which the economic risk of ownership has been hedged. We include deferred stock awards, unvested time restricted stock, and 1/3 of time restricted stock units for each full year following the grant date, as shares owned but do not include options, SARs or other unvested time restricted stock units or performance stock as shares owned.

The policy requires all executive officers not meeting their ownership guidelines to hold 100% of net shares from performance or time-based restricted stock payouts or stock option exercises until ownership requirements have been satisfied. The policy includes an automatic deferral of unvested performance and time restricted stock or units until ownership requirements have been satisfied.

As of January 31, 2013, all of our executive officers have met the Company’s stock ownership guidelines, except for two officers that have not yet been in their position for five years. None of the officers have hedged their position in Company stock.

Risk Assessment

The Committee discussed and analyzed risks associated with the Company’s compensation policies and practices for executive officers and all employees generally including, but not limited to, encouraging excessive risk, eligibility, effects on retention, balance of objectives, alignment with stockholders, affordability, possible unintended consequences and governance. The Committee also discussed this risk assessment with their independent consultant and did not identify any risks arising from these policies or practices that would likely have a material adverse effect on the Company.

Timing of Awards

The Committee generally grants LTIs to executive officers only on the date of the first meeting of the Committee each year, although the Committee may from time-to-time also grant LTIs on the date an executive officer is hired or promoted. The first meeting of the Committee each year is typically held the day before the Company’s earnings for the preceding year are released. LTIs granted to the CEO are subject to ratification by the independent directors of the Board.

Insider Trading Policy

Our securities trading policy prohibits our directors, executives and other employees from purchasing (except for the exercise of previously granted options) or selling any Cytec security or any interest in Cytec security except during open window trading periods. The policy also prohibits buying or selling put or call options on any Cytec Securities, “selling short” any Cytec securities or any hedging against a decline in the price of Cytec Securities. This policy is designed to ensure compliance with relevant SEC regulations, including insider trading rules.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million to Named Executive Officers (excluding the Chief Financial Officer) if certain conditions are not satisfied. Cytec prefers, to the extent practicable, to preserve deductibility of compensation paid to its Named Executive Officers while maintaining compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment.

The Company has designed its annual and long-term cash incentive and stock option awards to enable full deductibility of the payouts based on financial measures. The plans under which these awards are made have been approved by the stockholders and provide for awards that are eligible for deductibility as performance-based compensation. The Committee may use its discretion to set actual compensation below the maximum amount calculated against the relevant performance criteria. The Committee intended that the portion of the 2012 annual incentive based on adjusted EPS and the 2014 performance cash award granted in 2012 to the Named Executive Officers would be deductible as performance-based compensation for federal income tax purposes.

While we view preserving tax deductibility as an important objective, we believe the primary purpose of our compensation program is to support our strategy and the long-term interests of our shareowners. In specific instances we have and in the future may authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of our executive compensation program. Base salary, time-based restricted stock units, and non-financial elements of our executive compensation program generally do not qualify as “performance-based compensation” under IRC Section 162(m). The Company incurred a tax liability of approximately $475,000 on non-deductible compensation paid with respect to the 2012 performance period based on awards granted in 2010 prior to our change in policy to enable full deductibility of payments on performance plans based on financial targets.

Recoupment of Compensation

The Committee has established a “claw-back” or recoupment policy, effective January 1, 2010, applicable to annual incentive compensation, performance awards, restricted stock or units and stock options granted after January 1, 2010. The policy allows the Board of Directors, if financial statements or any performance plan metric were required to be restated as a result of errors, omissions, or fraud, to recover from an executive officer (i) any portion of annual incentive or performance award payments that would not have been made based on the restated financial statements or performance plan metric, and (ii) any restricted stock or units or any gain realized on the exercise of stock options during the period starting with the date on which the inaccurate financial statements or performance plan metric are published.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

This Committee has reviewed and discussed with the management of Cytec the CD&A section. Based on this review and the Committee’s discussions with management, this Committee recommended that the CD&A be included in Cytec’s Proxy Statement for Cytec’s 2013 Annual Stockholder Meeting.

This Committee believes that the compensation program established for Cytec and described in the CD&A is strongly performance-driven and has contributed to retaining and motivating highly qualified executive leadership.

Compensation and Management Development Committee

A.G. Fernandes, Chair            L.L. Hoynes, Jr.            T.W. Rabaut            J.R. Satrum

February 20, 2013

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
S.D. Fleming Chairman of the Board, President, and Chief Executive Officer	2012	$870,000	$434,596	$991,418	$2,776,800	$151,818	$188,038	$5,412,670
	2011	$840,480	$388,338	$1,292,085	$3,371,482	$121,781	$368,432	$6,382,598
	2010	$812,000	$349,061	$1,370,262	$1,428,000	$105,639	$145,665	$4,210,627

D.M. Drillock Vice President and Chief Financial Officer	2012	$437,081	$134,987	$407,020	$961,768	$928,944	$128,366	$2,998,166
	2011	$426,420	$136,140	$439,784	$1,215,861	$158,473	$89,457	$2,466,135
	2010	$409,000	$123,521	$465,789	$468,650	$139,999	$74,640	$1,681,599

F. Aranzana President, Coating Resins(1)	2012	$465,079	$92,026	$279,974	$744,617	$278,812	$346,966	$2,207,473
	2011	$491,451	$97,831	$317,366	$821,180	$86,782	$234,585	$2,049,195
	2010	$445,425	$91,306	$324,426	$438,845	$85,825	$151,842	$1,537,669

R. Smith Vice President, General Counsel, and Secretary	2012	$388,846	$95,004	$285,111	$724,510	$164,577	$117,233	$1,775,281
	2011	$374,791	$94,793	$308,284	$844,023	$58,621	$81,435	$1,761,947
	2010	$361,656	$85,931	$322,758	$382,069	$55,212	$54,462	$1,262,088

W.N. Avrin Vice President, Corporate and Business Development	2012	$385,334	$82,018	$241,787	$649,170	$211,654	$111,886	$1,681,849
	2011	$375,021	$85,731	$272,019	$814,518	$176,235	$76,814	$1,800,338
	2010	$321,300	$80,555	$293,985	$309,251	$159,014	$61,378	$1,225,483

(1)	All amounts reported for Mr. Aranzana were paid in euros and converted to U.S. dollars based on average exchange rates of US$1.2909, US$1.3982, and US$1.3210 per euro for the 2012, 2011, and 2010 amounts, respectively, except for column (h) which is calculated based on the difference in the pension benefits reported in the Pension Benefits table on page 40.

The amounts reported in column (c) of the Summary Compensation Table represent the base salary of each of the Named Executive Officers during the periods reported prior to any deferrals of income by such executive officers under the terms of our existing retirement plans.

The amounts reported in column (e) of the Summary Compensation Table represent the fair market value of the restricted stock units on the date of grant.

The amounts reported in column (f) of the Summary Compensation Table represent the fair market value of the options on the date of grant. The fair value of each option is estimated using a binomial-lattice option valuation model. The assumptions made in this valuation are incorporated by the reference from footnote 5 to our Consolidated Financial Statements for each year ending December 31.

The amounts reported in column (g) for 2012 and 2011 represent amounts paid with respect to 2012 and 2011 under our annual incentive plan and our performance awards granted in 2010 and 2009. The amounts reported in column (g) for 2010 represent amounts paid under our annual incentive plan only. Performance conditions precedent to payment of the performance award granted in 2008 payable with respect to 2010 were met in part, but because this award was payable in stock rather than in cash, the value of the award was reported when granted in 2008. All amounts reported under column (g) are prior to any income deferrals for each of the periods reported.

Our 2012 annual incentive plan is generally described under the heading “2012 Pay and Performance Results—Annual Incentive Performance Results” above and the 2010- 2012 long-term performance cash plan is generally described under the heading “2012 Pay and Performance Results—2010-2012 Long Term Performance

Cash Plan Results”. The annual incentive target amounts for 2012 are shown in the “Grants of Plan-Based Awards” table below. The long term 2010-2012 performance cash target amounts for the performance period ending December 31, 2012 are shown in the table below. The amounts paid to the Named Executive Officer’s under each of these performance plans for the performance periods ending December 31, 2012 are:

Name	2012 Annual Incentive Plan Earnings	2010-2012 Performance Cash Plan Target Payout	2010-2012 Performance Cash Plan Earnings	Total 2012 Non-Equity Performance Compensation
S.D. Fleming	$1,426,800	$675,000	$1,350,000	$2,776,800
D.M. Drillock	$501,768	$230,000	$460,000	$961,768
F. Aranzana	$424,617	$160,000	$320,000	$744,617
R. Smith	$414,510	$155,000	$310,000	$724,510
W.N. Avrin	$379,170	$135,000	$270,000	$649,170

The amounts reported in column (h) of the Summary Compensation Table represent the aggregate change in the actuarial present value of each Named Executive Officer’s accumulated benefit under all of our defined benefit plans during the periods reported, including results of changes in actuarial assumptions. The actuarial present value of each Named Executive Officer’s accumulated benefit under each of our defined benefit plans at December 31, 2012, is set forth in the Pension Benefits table below. Mr. Drillock turned 55 in 2012 and was subsequently elected to the ESERP by the Committee. Mr. Drillock’s transition credits, earned under the Company’s frozen Salaried Plan and payable under the Company’s “Savings Plan” as described on page 36, will expire eight months earlier than if he had not been elected to the ESERP. The amounts reported for Mr. Aranzana are under the terms of the Company’s Belgium Group Insurance Cadre Plan.

The amounts reported for 2012 in column (i) of the Summary Compensation Table include matching contributions and transition benefits paid by the Company under the terms of our Savings Plan (as described below) and Supplemental Savings Plan (as described below the Non-Qualified Deferred Compensation table on page 43) with respect to deferrals by the U.S. executive officers in 2012 as follows:

Name	Matching Contributions	Transition Benefits	Profit Sharing Contributions	Total Company Contributions
S.D. Fleming	$66,618	$72,235	$39,415	$178,268
D.M. Drillock	$36,321	$63,595	$27,298	$127,214
R. Smith	$45,712	$45,524	$24,845	$116,081
W.N. Avrin	$39,278	$50,328	$21,612	$111,218

Savings Plan:    The Savings Plan provides for Company profit sharing contributions of 3% of annual pay, additional matching contributions of up to 6% of annual pay. The plan also provides for a ten-year transition benefit ranging from 1% to 10% of an employee’s annual pay per year for all participants in the Savings Plan with more than 10 years of service on the Frozen Date of the Salaried Plan (described under the Pension Benefits table on page 40) other than any employee who has been elected as a full member of the ESERP and has reached age 60. The transition benefit is intended to compensate long service employees for a limited period for the loss of the accrual of future benefits under the Salaried Plan.

The amounts reported for 2012 in column (i) of the Summary Compensation Table include Company contributions paid on behalf of Mr. Aranzana under the terms of the Company’s Belgium Group Insurance Cadres Plan as follows:

Name	Company Contributions
F. Aranzana	$61,058

The amounts reported in column (i) also include the values of perquisites and personal benefits provided to each Named Executive Officer who received more than $10,000 in perquisites and personal benefits in 2012 as follows: Mr. Aranzana’s perquisites and personal benefits in connection with his assignment in Belgium include tax preparation ($51,783), foreign tax gross-up ($102,476) for taxes due to the Belgium Tax Authority for travel outside the country equaling less than 30%, tax equalization ($1,051), and international schooling fees ($82,876) for his minor dependents. The amounts reported for Mr. Aranzana were determined in accordance with our international mobility policy described below and which are generally applicable to all employees relocated across international borders. As is reasonable and customary in Belgium, other perquisites and personal benefits for Mr. Aranzana include a reimbursement of small business expenses ($4,415), meal allowance ($1,587), company car and fuel ($27,603), supplemental liability insurance ($1,607), and vacation pay ($12,511).

Relocation and Expatriation Packages:    We have an international mobility policy, which includes programs, procedures and processes for long-term assignments, short-term or limited duration assignments and permanent relocation. These policies cover the various aspects of moving, compensation and reimbursement methods and are designed to strike a balance between the costs in the employee’s home country and costs of the new location. For the duration of the assignment, the relocated employee continues to follow as much as possible the home location compensation rules and benefit schedules. This approach facilitates the reintegration process at the conclusion of the assignment. We compare compensation and living expenses to norms and make adjustments or allowances for such factors as sale of home, differences in housing and living costs and differing tax structures.

GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name (a)	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
S.D. Fleming	1/30/2012	*	$0	$870,000	$1,740,000
	1/30/2012	**	$0	$1,459,000	$2,918,000
	1/30/2012						49,795	$50.33	$991,418
	1/30/2012					8,902		$50.33	$434,596

D.M. Drillock	1/30/2012	*	$0	$305,956	$611,912
	1/30/2012	**	$0	$362,000	$724,000
	1/30/2012						20,443	$50.33	$407,020
	1/30/2012					2,765		$50.33	$134,987

F. Aranzana	1/30/2012	*	$0	$255,793	$511,586
	1/30/2012	**	$0	$250,000	$500,000
	1/30/2012						14,062	$50.33	$279,974
	1/30/2012					1,885		$50.33	$92,026

R. Smith	1/30/2012	*	$0	$252,750	$505,500
	1/30/2012	**	$0	$250,000	$500,000
	1/30/2012						14,320	$50.33	$285,111
	1/30/2012					1,946		$50.33	$95,004

W.N. Avrin	1/30/2012	*	$0	$231,201	$462,402
	1/30/2012	**	$0	$225,000	$450,000
	1/30/2012						12,144	$50.33	$241,787
	1/30/2012					1,680		$50.33	$82,018

*	Target amount for annual incentive award for the 2012 performance period. Plan amounts granted to Mr. Aranzana were based in euros and converted based on an exchange rate of US$1.2909 per euro.

**	Target amount for performance cash award for the 2012-2014 performance period.

At its January 30, 2012, meeting, the Committee finalized annual incentive targets for the performance period ending in 2012 and granted LTIs to each of the Named Executive Officers consisting of stock options, time-based restricted stock units and a performance award payable in cash for the performance period ending 2014.

The target amounts for annual incentive awards for the 2012 performance period are set forth in column (d) of the table above. The actual amounts paid for the 2012 performance year with respect to these awards are set forth in column (g) of the Summary Compensation Table.

The aggregate fair value of the stock options granted to each of the Named Executive Officers determined as of the date of grant is set forth in column (l) above. The fair value of each option is estimated using a binomial-lattice option valuation model. The assumptions made in this valuation are incorporated by the reference from footnote 5 to our Consolidated Financial Statements for the year ended December 31, 2012.

The performance awards and the stock options were granted under the provisions of our 1993 Stock Award and Incentive Plan (the “1993 Plan”).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards			Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options(#) Exercisable(1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2) (c)	Option Exercise Price($) (e)	Option Expiration Date (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($) (j)
S.D. Fleming	0	49,795	$50.33	1/29/2022	8,902	$612,725
	20,676	41,354	$51.49	1/25/2021	7,542	$519,116
	54,766	27,384	$37.59	1/26/2020	9,286	$639,155
	100,000	0	$22.45	1/27/2019
	11,250	0	$55.10	6/26/2018
	25,000	0	$52.48	1/28/2018
	20,000	0	$58.22	1/30/2017
	22,000	0	$49.49	2/7/2016
	15,000	0	$47.59	1/18/2015

D.M. Drillock	0	20,443	$50.33	1/29/2022	2,765	$190,315
	7,037	14,076	$51.49	1/25/2021	2,644	$181,987
	18,616	9,309	$37.59	1/26/2020	3,286	$226,175
	25,000	0	$52.48	1/28/2018
	10,000	0	$58.80	5/29/2017
	10,000	0	$58.22	1/30/2017
	12,000	0	$49.49	2/7/2016
	15,000	0	$47.59	1/18/2015

F. Aranzana	0	14,062	$50.33	1/29/2022	1,885	$129,745
	0	10,158	$51.49	1/25/2021	1,900	$130,777
	0	6,484	$37.59	1/26/2020	2,429	$167,188
	5,000	0	$49.49	2/7/2016

R. Smith	0	14,320	$50.33	1/29/2022	1,946	$133,943
	4,933	9,867	$51.49	1/25/2021	1,841	$126,716
	12,900	6,450	$37.59	1/26/2020	2,286	$157,345
	26,000	0	$22.45	1/27/2019
	18,250	0	$52.48	1/28/2018
	13,500	0	$58.22	1/30/2017
	15,000	0	$49.49	2/7/2016
	15,000	0	$47.59	1/18/2015
	5,000	0	$37.11	1/20/2014

W.N. Avrin	0	12,144	$50.33	1/29/2022	1,680	$115,634
	4,353	8,706	$51.49	1/25/2021	1,665	$114,602
	11,750	5,875	$37.59	1/26/2020	2,143	$147,503
	24,200	0	$22.45	1/27/2019
	18,250	0	$52.48	1/28/2018
	13,500	0	$58.22	1/30/2017
	15,000	0	$49.49	2/7/2016
	20,000	0	$47.59	1/18/2015
	20,000	0	$37.11	1/20/2014

(1)	All exercisable options are fully vested.

(2)	The options shown in this column have the following vesting dates: (a) the options with an exercise price of $37.59 vested on January 27, 2013; (b) one-half of the options with an exercise price of $51.49 vested on January 26, 2013, and the other half will vest on January 26, 2014; (c) one-third of the options with an exercise price of $50.33 vested on January 30, 2013, one-third will vest on January 30, 2014, and the final third will vest on January 30, 2015.

All of the securities reported for Messrs. Fleming, Drillock, Smith, and Avrin in columns (b) and (c) of the Outstanding Equity Awards table represent stock options with the exception of the securities expiring from January 1, 2016, through December 31, 2018, which are stock-settled SARs. The securities expiring on February 7, 2016 reported for Mr. Aranzana in columns (b) and (c) represent stock-settled SARs. The unvested equity awards reported in column (i) represent restricted stock units that had not vested as of December 31, 2012. The value of the unvested equity incentive awards set forth in column (j) above was determined using the closing price of Cytec common stock, $68.83, on December 31, 2012.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
S.D. Fleming	0	$0	0	$0
D.M. Drillock	27,900	$999,367	0	$0
F. Aranzana	57,544	$1,684,235	0	$0
R. Smith	35,000	$1,220,097	0	$0
W.N. Avrin	28,000	$1,057,885	0	$0

Columns (b) and (c) in the Option Exercises and Stock Vested table set forth the number of options exercised during 2012 by each of the Named Executive Officers and the pre-tax value realized on exercise. Column (d) of the table sets forth the number of shares of performance stock and/or restricted stock units that vested during 2012 (or would have vested if they had not been voided in return for a Deferred Stock Award) in the name of each Named Executive Officer.

PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)
S.D. Fleming	Past Service Plan	11	$141,126
	Salaried Plan	19	$529,095
	Supplemental Plan	19	$235,645

D.M. Drillock	Past Service Plan	15	$282,846
	Salaried Plan	19	$652,020
	Supplemental Plan	19	$292,741
	Executive Supplemental Plan	5	$734,637

F. Aranzana	Group Insurance Cadre Plan	13	$914,117

R. Smith	Salaried Plan	19	$382,907
	Supplemental Plan	19	$118,125

W.N. Avrin	Past Service Plan	16	$389,084
	Salaried Plan	19	$632,287
	Supplemental Plan	19	$421,974

The table above shows the present value of the accumulated benefits at December 31, 2012, for each of the Named Executive Officers under our defined benefit retirement plans. The table assumes that each Named Executive Officer (U.S.) retires at the earliest age at which he is entitled to retire without any reduction in benefits for retiring before the normal retirement age of 65 for all the plans as of December 31, 2012. Under the terms of the Past Service Plan, the Salaried Plan and the Supplemental Plan, participants whose age plus years of service is at least 65, with at least 20 years of service, may retire at age 62 without any reduction in benefits for their early retirement. All of the Named Executive Officers (U.S.) met this condition at December 31, 2012. All of the plans are described below.

Mr. Drillock retained eligibility for benefits under the ESERP on a grandfathered basis and was elected to membership shortly after his 55th birthday in 2012, as described under the “Indirect Compensation – Retirement Plans” section on page 24. Mr. Drillock’s transition credits, earned under the Company’s frozen Salaried Plan and payable under the Company’s “Savings Plan” as described on page 36, will expire eight months earlier than if he had not been elected to the ESERP.

The valuation method and all material assumptions applied in quantifying the present value of the accumulated benefit are incorporated by reference from footnote 14 to our Consolidated Financial Statements for the year ended December 31, 2012.

Also under the terms of the Past Service Plan, the Salaried Plan and the Supplemental Plan, participants whose age plus years of service is at least 65, may retire as early as age 55 with reduced benefits. Because the reduction in benefits is less than actuarially required, the present value of the accumulated benefits under these plans as shown in column (d) of the Pension Benefits table is less than the present value of the accumulated benefit to each of the Named Executive Officers shown in column (b) of the Potential Payments Upon Termination or Change in Control table on page 45, which assumes the Officer retired on December 31, 2012.

Past Service Plan:    This plan is a qualified plan that provides an annual defined pension benefit upon retirement for all Cytec employees who transferred from American Cyanamid Company (“Cyanamid”) in connection with the spin-off of Cytec from Cyanamid relating to their years of service recognized by Cyanamid. The benefit in general is equal to 1.67% of an employee’s final average pay at Cyanamid multiplied by their years of service at Cyanamid less a social security offset. Benefits under this plan are subject to reduction for early retirement and are also subject to applicable limitations under IRS regulations.

The Salaried Plan:    This plan is a qualified plan that provides all U.S. salaried and nonbargained hourly employees an annual defined pension benefit upon retirement which is made up of the sum of two components: (i) a benefit which, in general, is equal to 1.33% of the employee’s base salary plus actual annual bonus (up to one-third of base salary) for each year of service at Cytec before January 1, 2008, plus (ii) a roll-up benefit based on credited service recognized by Cyanamid. The roll-up benefit was instituted to partly compensate employees for lower pension accruals at Cytec compared to those they would have received if they had remained at Cyanamid and, in general, is equal to 1.67% of the retiree’s average base salary plus actual annual bonus (up to one-third of base salary) during the highest five of the last ten years of service from 1994 through 2003 times the number of years of service at Cyanamid, less amounts payable under the Past Service Plan and subject to certain adjustments including a social security offset. Benefits under this plan are subject to reduction for early retirement and are also subject to applicable limitations under IRS regulations.

Supplemental Plan:    Under Section 401(a)(17) of the Internal Revenue Code, a qualified plan may not include a pension benefit on any individual’s earnings in excess of an annual amount as specified from time-to-time, currently $250,000 per year. This plan is a non-qualified plan for all employees whose earnings in any year exceeded the 401(a)(17) limit that provides a benefit equal to the benefits that would be payable under the Past Service Plan and the Salaried Plan without regard to the limitations under Section 401(a)(17) and Section 415 of the Internal Revenue Code less any amounts payable to the executive officer under the Past Service Plan, the Salaried Plan and the Excess Plan.

We froze the Salaried Plan effective December 31, 2007 (the “Frozen Date”). As a result, no further benefits will accrue after the Frozen Date under any of the Past Service Plan, the Salaried Plan, or the Supplemental Plan, although all employees including the Named Executive Officers will continue to be credited with service for purposes of early retirement and certain other benefits. The value for each of the Named Executive Officers of these plans is set forth in the Pension Benefits table on page 40. Commencing January 1, 2008, we offered non-bargaining employees participation in the Savings Plan in place of the Salaried Plan as described more fully below. We believed that the change from a defined benefit plan to a defined contribution plan would help reduce the volatility of our earnings as pension liabilities are subject to large swings with changes in the discount rate, return on asset rate and other assumptions.

ESERP:    This plan is applicable only to persons who were elected as an executive officer before April 1, 2007. The benefits payable under this non-qualified plan are calculated in the same manner as the benefits payable under the Salaried Plan except that (i) no IRS limitations on the annual salary covered or annual benefits payable apply, (ii) benefits are calculated on annual salary and target bonus rather than annual salary and actual bonus up to 1/3 of annual salary, (iii) the roll-up benefit in the Salaried Plan is also calculated using target bonus rather than actual bonus up to 1/3 of annual salary, (iv) there is no reduction for commencing benefits at age 60, or as early as age 55 with the approval of the Compensation Committee or after a change in control, and (v) members are credited with up to five additional years of service through age 65 at their final annual salary and target bonus. The benefits payable under this plan are offset by benefits payable under the Past Service Plan, the Salaried Plan, the Excess Plan and the Supplemental Plan. Benefits under this plan are available only to eligible employees who have been elected as members of the Plan by the Compensation Committee, except that all eligible executive officers are entitled to certain death and disability benefits. In the event of a change in control of Cytec, all persons elected as executive officers prior to April 1, 2007, will automatically be elected as full members of this Plan. This plan was intended to provide equivalent benefits as were or would have been available to executive officers under the Cyanamid Executive Retirement Plan and to encourage the transition of executive management at an earlier age by providing a benefit equal to up to five years of retirement income credits under our other defined benefit pension plans.

Group Insurance Cadres Plan:    This plan, which is available to Belgium employees only, is payable at age 65 and provides participants a retirement benefit calculated approximately as the average of the five last annual salaries limited to $59,477 times 2.83 plus the portion of the average of those salaries in excess of $59,477 times 10.52, the sum of which is multiplied by a percentage calculated as the number of seniority years (defined as the number of years from date of hire to age 65) divided by 40. Employees contribute to the fund an amount equal to 0.5% of annual gross salary limited to $59,477 plus 4% of the portion of annual gross salary in excess of $59,477, the remaining portion of the benefit is paid by a subsidiary of the Company. This plan includes provisions for early retirement, disability or death. The dollar values in this paragraph are based on an exchange rate of $1.2909 per euro.

AXA Supplemental Pension Plan:    Benefits under the AXA Supplemental Pension Plan are offered to Belgium employees above a specific salary grade level and are payable at age 65. The Plan is funded by employee deferral of a determined percentage of annual incentive payouts, specific to salary grade level and subject to minimum/maximum limitations. The plan guarantees a fixed rate of return of 3.25% as well as a profit sharing interest of 0.25% on the contributions. The Company pays the insurance tax and the social security charges related to the contribution. Mr. Aranzana is the only executive officer who participates in this plan. This plan was discontinued on December 31, 2009.

Allianz Supplemental Pension Plan:    Benefits under the Allianz Supplemental Pension Plan are offered to employees on the Belgian payroll only above a specific salary grade and are payable at the age of 65. The Plan is funded by employee deferral of a determined percentage of annual incentive payouts, specific to a salary grade level. The plan guarantees a fixed rate of return of 3.25% plus profit sharing interest. The Company pays all relevant taxes and social security charges related to the contribution. Mr. Aranzana is the only executive officer who participates in this plan. This plan was instated on January 1, 2010, and replaces the AXA Supplemental Pension Plan.

NON-QUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Balance at Last FYE ($) (f)
S.D. Fleming
Supplemental Savings	$304,677	$143,268	$619,627	$2,186,739
Deferred Stock	$0	$0	$1,294,278	$3,631,041
D.M. Drillock
Supplemental Savings	39,981	$92,214	$11,897	$526,580
Deferred Stock	$0	$0	$347,519	$974,950
F. Aranzana
Allianz Supplemental	$239,572	$0	($40,950)	$1,276,543
Deferred Stock	$0	$0	$10,439	$29,286
R. Smith
Supplemental Savings	139,278	$81,081	$128,815	$1,262,315
Deferred Stock	$0	$0	$423,914	$1,189,273
W.N. Avrin
Supplemental Savings	48,619	$76,218	$75,685	$747,570

The amounts reported in column (b) consist of contributions by the U.S. Named Executive Officer to the supplemental savings plan which are included in the amounts reported in column (c) and (g) of the Summary Compensation table The amounts reported in column (b) for Mr. Aranzana include contributions to the Allianz Supplemental Savings Plan. As a participant in this plan, Mr. Aranzana is required to contribute 75% of his annual incentive earnings to the Plan. Registrant Contributions reported in column (c) of the table above are matching contributions and transition benefits we paid for the benefit of the U.S. Named Executive Officers under the terms of the Supplemental Savings Plan. These plans are described below and all of these amounts are reflected in column (i) of the Summary Compensation Table.

Aggregate earnings during 2012 on non-qualified deferred compensation reported in column (d) of the table above were calculated by valuing each Named Executive Officer’s hypothetical investments in the Supplemental Savings Plan and his Deferred Stock Awards at December 31, 2012, less the value of his hypothetical investments and Deferred Stock Awards at December 31, 2011, less any executive and registrant contributions during 2012.

Supplemental Savings Plan:    Benefits under the Savings Plan are limited by various IRS regulations on the salary covered and maximum annual contributions. We offer participation in a supplemental savings plan to all U.S. employees whose benefits under the Savings Plan are limited by IRS regulations. The Supplemental Savings Plan is designed to provide similar benefits to those available under the Savings Plan except that the maximum contribution is limited to 43% of a participant’s annual salary, 50% of a participant’s annual bonus payout and 50% of a participant’s performance cash payout. Contributions to the Supplemental Savings Plan are held in trust for the benefit of the participants, though the trust fund would be subject to the claims of our creditors. We invest the funds held in trust in actual mutual funds that correspond with various hypothetical investment accounts selected by the participants. Accordingly, the investment returns earned by participants are supported by actual underlying investments made by us. The hypothetical investments available to participants are generally the same as the investment alternatives available under the Savings Plan.

AXA Supplemental Pension Plan:    Benefits under the AXA Supplemental Pension Plan are offered to Belgium employees above a specific salary grade level and are payable at age 65. The Plan is funded by employee deferral of a determined percentage of annual incentive payouts, specific to salary grade level and subject to minimum/maximum limitations. The plan guarantees a fixed rate of return of 3.25% as well as a profit sharing interest of 0.25% on the contributions. The Company pays the insurance tax and the social security charges related to the contribution. This plan was discontinued on December 31, 2009.

Allianz Supplemental Pension Plan:    Benefits under the Allianz Supplemental Pension Plan are offered to employees on the Belgian payroll only above a specific salary grade and are payable at the age of 65. The Plan is funded by employee deferral of a determined percentage of annual incentive payouts, specific to a salary grade level. The plan guarantees a fixed rate of return of 3.25% plus profit sharing interest. The Company pays all relevant taxes and social security charges related to the contribution. This plan was instated on January 1, 2010, and replaces the AXA Supplemental Pension Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL(1)

Name (a)	Voluntary or Termination by Company for “Cause” (b)	Resignation by Executive for “Good Reason”; Termination by Company without “Cause” (c)	Death (d)	Disability (e)	Change in Control (f)
S.D. Fleming
Cash Severance		$2,248,950			$6,746,851
Accelerated Vesting of LTIs			$5,267,746	$5,267,746	$8,732,746
Present Value of Retirement Benefits	$1,093,264	$1,093,264	$1,836,980	$3,673,960	$3,673,960
Benefits Continuation .		$43,190			$43,190
280G Excise Tax Gross Up					$6,835,803

Total	$1,093,264	$3,385,404	$7,104,726	$8,941,706	$26,032,550

D.M. Drillock
Cash Severance		$922,022			$2,766,066
Accelerated Vesting of LTIs			$1,808,885	$1,808,885	$2,765,552
Present Value of Retirement Benefits	$2,429,041	$2,429,041	$1,395,999	$2,791,997	$2,791,997
Benefits Continuation .		$22,830			$22,830
280G Excise Tax Gross Up					$1,890,374

Total	$2,429,041	$3,373,893	$3,204,884	$4,600,882	$10,236,819

F. Aranzana
Cash Severance (2)		$1,710,423			$2,427,027
Accelerated Vesting of LTIs			$1,207,843	$1,207,843	$1,857,843
Present Value of Retirement Benefits	$799,553	$799,553			$799,553
Belgium Vacation Benefits .		$79,858			$79,858
280G Excise Tax Gross Up

Total	$799,553	$2,589,834	$1,207,843	$1,207,843	$5,164,281

R. Smith
Cash Severance		$789,455			$2,368,364
Accelerated Vesting of LTIs			$1,255,511	$1,255,511	$1,905,511
Present Value of Retirement Benefits	$604,689	$604,689	$779,171	$1,558,342	$1,558,342
Benefits Continuation		$32,603			$32,603
280G Excise Tax Gross Up					$2,052,765

Total	$604,689	$1,426,747	$2,034,682	$2,813,853	$7,917,585

W.N. Avrin
Cash Severance		$751,787			$2,255,360
Accelerated Vesting of LTIs			$1,118,567	$1,118,567	$1,706,900
Present Value of Retirement Benefits	$1,645,934	$1,645,934	$1,492,869	$2,985,738	$2,985,738
Benefits Continuation		$10,389			$10,389
280G Excise Tax Gross Up					$2,060,488

Total	$1,645,934	$2,408,110	$2,611,436	$4,104,305	$9,018,875

(1)	The values in this table were calculated assuming that termination of the Named Executive Officers occurred on December 31, 2012.

(2)	Based on our estimate of Belgian statutory requirements.

On termination of employment of any of our U.S. employees, including any of the Named Executive Officers, for any reason, the employee is entitled to receive his unpaid base salary through the date of termination, compensation for any vacation days accrued in the year of his termination but not taken, his vested retirement benefits accrued under our retirement plans, any vested non-qualified deferred compensation account balances and to exercise his then exercisable options and SARs. These benefits are called the Basic Termination Benefits. The value of each executive officer’s non-qualified deferred compensation balance is set forth in column (e) of the Non-Qualified Deferred Compensation table. The present value of an employee’s vested retirement benefits on the date of his termination depends on the reasons for his termination and is described further below.

If we terminate employment of a Named Executive Officer for Cause as defined in the Executive Income Continuity Plan, or if a Named Executive Officer terminates his employment voluntarily and without Good Reason as defined in the Executive Income Continuity Plan, the Named Executive Officer is entitled only to the Basic Termination Benefits. The present value of each Named Executive Officer’s accumulated retirement benefits in this circumstance is set forth in column (b) of the Potential Payments on Termination or Change in Control table.

If we terminate the employment of a Named Executive Officer without Cause or if a Named Executive Officer terminates his employment for “Good Reason,” the executive is entitled to receive the Basic Termination Benefits plus (i) severance of one year of base salary and the greater of his target annual incentive award calculated on his current base salary or the average percent payout on his target annual incentive during the two preceding years multiplied by his target annual incentive award, and (ii) continuation for two years of all employee benefit plans and programs other than retirement benefit plans and disability benefits. The amounts of these additional benefits for each of the Named Executive Officers are set forth in column (c) of the Potential Payments upon Termination or Change in Control table. These additional payments are payable under the terms of our Executive Income Continuity Plan. These additional amounts are not payable unless the Named Executive Officer waives all claims against us arising out of termination of his employment or for any period after the Named Executive Officer violates the term of his non-compete agreement with us.

In the event of the death of an executive officer, the estate of the Named Executive Officer would be entitled to receive his Basic Termination Benefits. In lieu of the Named Executive Officer receiving benefits under our retirement plans, the spouse of any Named Executive Officer would be entitled to receive a benefit under our retirement plans. For executive officers eligible for the ESERP whose age plus years of service equals at least 65, the spouse’s benefit would be calculated as if the Named Executive Officer had been elected a full member of the ESERP with five years of projected service, elected a joint and 50% survivor annuity option, had retired on the date of his death and had survived to age 60. The present value of this benefit is set forth in the retirement benefits row of column (d) of the Potential Payments upon Termination or Change in Control table. The Named Executive Officer’s estate would also be entitled to retain his unvested RSUs and his nonexercisable stock options and SARs which would remain exercisable in accordance with their terms for a minimum period until one year after the date the last such option or SAR became exercisable. His estate would also be entitled to retain all of the Performance Awards granted to him in 2010, 2/3 of the Performance Award granted to him in 2011 and 1/3 of the Performance Award granted to him in 2012, and would receive payment on those portions of the award if and when the performance condition for those awards were satisfied for the 2012, 2013 and 2014 performance periods, respectively. The aggregate value of (i) the unvested RSUs valued at the closing price of our common stock at December 31, 2012, the currently non-exercisable options and SARs (valued at the difference between the closing price of our common stock at December 31, 2012, and the exercise price of the awards); and (ii) the Performance Awards (valued as if the target conditions for 100% vesting were met without any discount for the delays until the vesting date) is set forth in the accelerated vesting of LTIs row of column (d) in the Potential Payments Upon Termination or Change in Control table.

In the event employment of a Named Executive Officer is terminated by reason of his total and permanent disability, as defined in the Salaried Plan, the Named Executive Officer would be entitled to receive exactly the same amounts as his estate would have received in the event of his death except with respect to his retirement benefits. Under the terms of the ESERP, on his total and permanent disability the Named Executive Officer would be entitled to receive on a current basis his annual pension benefit under the retirement plans without any actuarial reduction. The present value of this benefit is set forth in the Present Value of Retirement Benefits row of column (e) of the Potential Payments Upon Termination or Change in Control table.

Under our Executive Income Continuity Plan, if, after a change in control, a Named Executive Officer terminates his employment for Good Reason or has his employment terminated by the Company without Cause, he will be entitled to (i) receive severance of three year’s base salary and the greater of three times his target annual incentive award calculated on his then current base salary or the average percentage payout on his target annual incentive award during the two preceding years multiplied by his target annual incentive award; and (ii) continuation for two years of all employee benefit plans and programs other than retirement benefit plans and disability benefits. The amounts of these benefits are set forth in the Cash Severance and Benefits Continuation rows of column (f) of the Potential Payment upon Termination or Change in Control table. Additionally, upon a change in control, under the terms of the 1993 Plan and the awards made thereunder, prior to January 1, 2012, all Performance Cash would vest in the name of each executive as if the 200% target conditions had been met, all unvested RSUs would vest and all unexercisable stock options would vest and be exercisable. For awards on or after January 1, 2012, the accelerated vesting would only be triggered if there was a termination of employment other than for “cause” or if the Named Executive Officer terminated for “good reason” as defined in the 1993 Plan or any award agreement made thereunder. The aggregate value of these benefits is set forth in the Accelerated vesting of LTIs row of column (f) of the Potential Payment Upon Termination or Change in Control table.

Under the ESERP, on a change in control, each of the Named Executive Officers would become a full member of the ESERP entitled to five additional years of service. Additionally, if the Named Executive Officer’s employment was thereafter terminated by the Company without cause or by the executive for Good Reason, the executive would be entitled to receive retirement benefits at age 55 without any actuarial reduction. To the extent the present value of this benefit exceeds the present value of the benefits payable to the Named Executive Officers under the qualified plans, it will be paid to the executive officers in a lump sum calculated using discount rates and assumptions specified in the ESERP. The present value of each Named Executive Officer’s accumulated retirement benefits in this circumstance is set forth in column (f) of the Potential Payments on Termination or Change in Control table.

The 280G Excise Tax Gross Up line for each of the Named Executive Officers shows the amount that would be payable to each executive officer under our Compensation Taxation Equalization Plan if the Named Executive Officer were terminated without Cause on December 31, 2012, after a change in control of the Company. This Plan was amended and restated effective January 31, 2012 to provide that the Plan shall only apply to executive officers who were elected as such prior to January 31, 2012, and that the Plan will expire for all participants on December 31, 2016.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	All Other Compensation ($) (g)	Total ($) (h)
C.A. Davis	$90,000	$75,000	$2,332	$167,332
A.G. Fernandes (1)	$69,500	$112,500	$2,332	$184,332
L.L. Hoynes	$7,000	$150,000	$2,332	$159,332
B.C. Johnson	$85,000	$75,000	$2,332	$162,332
C.P. Lowe	$8,000	$150,000	$2,332	$160,332
W.P. Powell	$93,000	$75,000	$2,332	$170,332
T. Rabaut	$7,000	$150,000	$2,332	$159,332
J.R. Satrum	$90,000	$75,000	$2,332	$167,332
R. P. Sharpe	$10,000	$150,000	$2,737	$162,737

(1)	Mr. Fernandes was appointed Lead Director of our Board on April 22, 2010.

Our directors have been paid partly in cash and partly with grants of restricted stock since January 1, 2009.

Annual Retainer Fee:    Each director’s annual cash retainer for 2012 was $75,000. Our Lead Director of the Board was paid an additional retainer fee of $20,000. The Chairs of Committees of the Board received retainer fees of $10,000 for such service, or $12,000 in the case of the Chair of the Compensation and Management Development Committee and $15,000 in the case of the Chairperson of the Audit Committee. Each member of the Audit Committee and the Compensation and Management Development Committee received an annual member retainer fee of $8,000 and $7,000 respectively. Annual retainer fees are paid in four quarterly installments in arrears and are prorated if a director serves for only part of a calendar year. Directors may elect to receive their annual retainer fee in the form of a deferred stock award. A deferred stock award represents a phantom grant of Cytec’s common stock and is awarded under the 1993 Stock Plan. Dividend equivalents are paid on deferred stock awards in the form of additional deferred stock awards. Once a director is no longer serving as a director, the deferred stock award is paid to the director in actual shares of our common stock either in a lump sum or over a period of up to 15 years depending on the director’s election. The $75,000 Annual Retainer fee is reflected in column (b) above for the five directors who received this fee in cash for all or part of 2012 and in column (c) of the table above for the five directors who received all or part of the fee in the form of a deferred stock award. Column (g) reflects cash dividends paid on each director’s unvested restricted stock awards.

Restricted Stock Award:    For 2012, each director received an annual grant of restricted stock of $75,000 in value, granted on the date of the Annual Meeting of Stockholders if the director was to continue in office past the date of that Annual Meeting. These awards are made pursuant to the 1993 Plan. The number of shares of restricted stock awarded is determined using the closing price of Cytec’s common stock on the date the award is granted. The restricted stock awards vest on the third anniversary of the grant date if the recipient has not resigned from our Board or refused to stand for re-election. Directors may elect to defer vesting their restricted stock by receiving a deferred stock award of equivalent value. The value at grant of the annual restricted stock award is reflected in column (c) above for all directors who received this grant in 2012.

In accordance with the 1993 Plan, we also grant each new director a restricted stock award for $75,000 in value of on the date he or she joins the Board. This restricted stock award also vests on the third anniversary of the grant date if the recipient has not resigned from our Board or refused to stand for re-election.

At December 31, 2012, directors held unvested restricted stock awards as follows: Ms. Davis, 4,002 shares; Mr. Fernandes, 4,002 shares; Mr. Hoynes, 4,002 shares; Mr. Johnson, 4,002 shares; Ms. Lowe, 4,002 shares; Mr. Powell, 4,002 shares; Mr. Rabaut, 4,002 shares; Mr. Satrum, 4,002 shares and Mr. Sharpe, 4,811 shares. At December 31, 2012, directors held the following options to purchase our stock: Ms. Davis, 10,500 shares; Mr. Fernandes, 10,500 shares; Mr. Hoynes, 6,000 shares; Mr. Johnson, 10,500 shares; Mr. Powell, 6,000 shares; Mr. Satrum, 10,500 shares and Mr. Sharpe, 6,000 shares.

We require each director to attain and hold an ownership stake in our Company having a value equal to five times the annual cash retainer fee of $75,000. We believe this requirement helps to align directors’ interests with those of stockholders. Directors must achieve the required ownership within the later of five years from their initial election to the Board or January 1, 2013, two years from the date we increased the annual cash retainer fee to $75,000. We include deferred stock awards and restricted stock awards as shares owned by a director even if the vesting condition has not yet been satisfied.

The compensation program described above does not apply to our affiliated directors. Mr. Fleming, our Chairman, President and CEO, does not receive any additional compensation for serving as director and Chairman of the Board. The compensation he receives as an executive officer is set forth in the Summary Compensation Table on page 35.

TIMELY SUBMISSION OF STOCKHOLDER PROPOSALS

We expect to hold the 2014 annual meeting of stockholders on April 22, 2014. Proposals which stockholders intend to present at such meeting must be received by us at our executive offices in Woodland Park, New Jersey, by November 8, 2013, for inclusion in our notice, proxy statement and proxy relating to that meeting. In addition, our By-Laws provide that in order for any business not specified in the notice of meeting to be properly brought before a stockholders’ meeting by a stockholder, the stockholder must have given written notice to our Secretary which must be received at our principal office not less than 60 nor more than 90 days prior to the meeting. (If less than 75 days’ notice or public disclosure of the date of the meeting was given, then such notice must be received by the close of business on the 15th day following the date of notice or public disclosure of the date of the meeting). The notice must describe the business desired to be brought before the meeting, the name, record address and number and class and series of shares owned by the stockholder and any material interest of the stockholder in such business.

ATTENDANCE AT ANNUAL MEETING

The 2013 Annual Meeting of Stockholders will be held at 1:00 p.m. on April 18, 2013, at the Marriott Glenpointe Hotel, Teaneck, NJ 07666. Admission to the meeting is limited to our stockholders or their designated representatives (including “street name” stockholders who can show that they beneficially owned our common stock on the record date). One admission ticket to the meeting is attached to the proxy sent to each stockholder. If you intend to attend the meeting, please detach and retain the admission ticket and check the “will attend” box on the form of proxy itself to validate the admission ticket. Only ticket-holders will be admitted to the Annual Meeting.

OTHER MATTERS

We will pay the cost of soliciting proxies, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy material to the beneficial owners of common stock. In addition to the use of the mail, proxies may be solicited by our employees personally, by telephone, by telefax or by electronic communication. We may engage Okapi Partners LLC to assist in the solicitation of proxies at a fee estimated to be $6,500 plus reimbursement of its outside expenses.

If any further business not described in this proxy statement properly comes before the meeting, the persons named in the enclosed form of proxy will vote, in their discretion, as recommended by our Board of Directors or, if no recommendation is given, all in accordance with their best judgment. We did not have notice, in accordance with the By-Law described under “Timely Submission of Stockholder Proposals” of any additional matter intended to be brought before the meeting.

R. Smith

Secretary

The Compensation and Management Development Committee Report and the Audit Committee Report that appear in this proxy statement do not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporates the information by reference, and shall not otherwise be deemed “filed” under said Acts.

Exhibit A

Peer Groups used for 2012 Compensation Program

Peer Group Companies

Air Products & Chemicals Inc.	Celanese Corporation	The Lubrizol Corporation*
Albemarle Corporation	Eastman Chemical Company	Rockwell Collins Inc.
Alliant Techsystems Inc.	FMC Corporation.	Rockwood Holdings, Inc.
Arch Chemicals Inc. *	Goodrich Corporation*	RPM International Inc.
Ashland Inc.	H. B. Fuller Company	Spirit Aerosystems Holdings, Inc.
Cabot Corporation	Hexcel Corporation	The Valspar Corporation

(*) Eliminated from 18-Company Peer Group due to M&A activity.

Chemical/Aerospace Industry Companies (Primary Comparator Group)

Alliant Techsystems Inc.	H. B. Fuller	Rockwell Collins
Americas Styrenics	Hexcel	Savannah River Nuclear Solutions
Chemtura	International Flavors & Fragrances	Spirit AeroSystems Holdings, Inc.
Curtiss-Wright	Nobel Energy	Stephan Company
Esterline Technologies	OMNOVA Solutions	Tronox
GenCorp	PolyOne	Westlake Chemicals

General Manufacturing Industry Companies (Primary Comparator Group)

Activision Blizzard	Acuity Brands	Advanced Micro Devices
Aeropostale	Allergan	Alliant Techsystems
AMETEK	Ann Taylor Stores	A.O. Smith
Armstrong World Industries	Avery Dennison	Babcock & Wilcox
Ball	Barnes Group	BD (Becton Dickinson)
Beckman Coulter	Big Lots	Biogen Idec
BorgWarner	Boston Scientific	Brady
Brembo	Brown-Forman	Bucyrus International
Burberry	Cabot Corporation	Cameron International
CareFusion	Carlisle	Carpenter Technology
Celanese Americas	Celestica	Celgene
CF Industries	Chemtura	Children’s Place
Chiquita Brands	Cliffs Natural Resources	Coach
Coca-Cola Enterprises	Collective Brands	Columbia Sportswear
Cooper Industries	Corning	Covance
Cracker Barrel Old Country Stores	Crown Castle	Crown Holdings
Curtiss-Wright	Cytec	Dana
Deckers Outdoor	Dentsply	Dick’s Sporting Goods
Dollar Thrifty Automotive Group	Dollar Tree	Domtar
Donaldson	Dow Corning	Eastman Chemical
Eastman Kodak	Ecolab	Endo Health Solutions
EQT Corporation	Estee Lauder	Exterran
Federal-Mogul	Fifth & Pacific Companies, Inc.	Flowers Foods
Forest Laboratories	Fortune Brands Home & Security Inc	GATX
Genzyme	Gilead Sciences	Goodrich
Green Mountain	Greif	Hanesbrands
Harley-Davidson	Harman International Industries	Harsco
Hasbro	H.B. Fuller	Herman Miller
Hermes International	Hershey	Hexcel
HNI	Home Shopping Network	Hormel Foods
Hospira	Huntington Ingalls Industries	IDEXX Laboratories

A-1

International Flavors & Fragrances	Invensys	Jack in the Box
J.M. Smucker	Kennametal	Kinetic Concepts (KCI)
Kinross Gold	Level 3 Communications	Lexmark International
Life Technologies	Lorillard Tobacco	Lubrizol
Lundbeck	Magellan Midstream Partners	Manitowoc
ManTech International	Martin Marietta Materials	Masco Corporation
Mattel	MDA	MeadWestvaco
Meritor	Molson Coors Brewing	Mosaic
Nash-Finch	New York & Company	Nippon Sheet Glass Co., Ltd.
Noranda Aluminum	Omnicare	Owens-Illinois
PetSmart	Phillips-Van Heusen	Pier 1 Imports
Pitney Bowes	Polaris Industries	PolyOne
RadioShack	Ralcorp Holdings	Ralph Lauren
Rayonier	Regal-Beloit	Resolute Forest Products
Revlon	Rexam	Rockwell Automation
Rockwell Collins	Saks	Scotts Miracle-Gro
Sealed Air	Sensata Technologies	ShawCor
Sherwin-Williams	Sigma-Aldrich	Smith & Nephew
Snap-on	Sonoco Products	Spectra Energy
Spirit AeroSystems	SPX	Steelcase
Stepan Company	Stryker	Talbots
Temple-Inland	Terex	Thomas & Betts
Tiffany	Timken	Toro
Trinity Industries	Tupperware Brands	United Rentals
United States Cellular	USG	VF
Visteon	Vulcan Materials	Warnaco
Warner Chilcott	Watson Pharmaceuticals	Weyerhaeuser
Wolverine World Wide	W.W. Grainger	Zale

A-2

CYTEC INDUSTRIES INC. FIVE GARRET MOUNTAIN PLAZA WOODLAND PARK, NJ 07424

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M52600-P33344                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CYTEC INDUSTRIES INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED:
1.	ELECTION OF DIRECTORS - Term(s) to expire at 2016 Annual Meeting.
	Nominees:			For	Against	Abstain
	1a.	Chris A. Davis		☐	☐	☐
	1b.	Shane D. Fleming		☐	☐	☐
	1c.	Louis L. Hoynes Jr.		☐	☐	☐
	1d.	William P. Powell		☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.									For	Against	Abstain
2.	RATIFICATION OF KPMG LLP AS THE COMPANY’S AUDITORS FOR 2013.								☐	☐	☐
3.	APPROVE, BY NON-BINDING VOTE, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.								☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.						☐
Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
B. Authorized Signatures - This section must be complete for your vote to be counted. - Date and Sign Below
(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

DIRECTIONS: The Marriott at Glenpointe is located at 100 Frank W. Burr Boulevard in Teaneck, New Jersey with direct access to Routes I-95 and I-80
Admission Ticket	FROM NEW YORK/GEORGE WASHINGTON BRIDGE: Take Route I-95/I-80 local lanes to Exit 70 Teaneck.
CYTEC INDUSTRIES INC. Annual Meeting of Common Stockholders April 18, 2013 1:00 p.m. Montclair Room - 2nd Floor Marriott at Glenpointe Teaneck, NJ 07666

FROM THE LINCOLN TUNNEL AND N.J. TURNPIKE:

Take the New Jersey Turnpike North to Exit 18W. Go straight through the toll plaza and follow signs for I-95 North. Stay in the local lanes to Exit 70. After exiting, follow signs for Teaneck/Exit 70B. The Hotel is on the right.

FROM ROUTE 4:

Take the Teaneck Road/Ridgefield Park Exit. Stay on Teaneck Road until you reach Degraw Avenue (5 traffic lights), and make a left. The Hotel is on the left at the next traffic light.

FROM THE GARDEN STATE PARKWAY & ROUTE 80 EAST:

Exit off the Garden State Parkway at Exit 159. Follow signs for Route I-80 East, stay in local lanes to Exit 70 then 70B-Teaneck. The Hotel will be on your right after crossing over the highway.

FROM TETERBORO AIRPORT:

Follow signs for Route I-80 East, local lanes to Exit 70 Teaneck to Exit 70B.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M52601-P33344

CYTEC INDUSTRIES INC.
ANNUAL MEETING OF COMMON STOCKHOLDERS April 18, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

The undersigned hereby appoints S. Fleming, D.M. Drillock and R. Smith, and each of them jointly and severally, Proxies with full power of substitution, to vote as designated on the reverse side and, in their discretion, upon such other business as may properly come before the meeting, all shares of common stock of Cytec Industries Inc. held of record by the undersigned on February 22, 2013, at the Annual Meeting of Common Stockholders to be held on April 18, 2013, or any adjournment thereof.

If you are a participant in the Cytec Industries Inc. Employee Savings and Profit Sharing Plan, Employee Stock Purchase Plan or Employee Savings Plan, this proxy constitutes your direction to the Trustee of such plan to vote as directed on the reverse side the proportionate interest in the shares of common stock held in the plan. In order for the Trustee to receive your direction in time to vote, your proxy must be received by April 15, 2013. If your proxy is not received by April 15, 2013, the share equivalents credited to your account will be voted by the Trustee in the same proportion that it votes share equivalents for which it receives timely instructions from all plan participants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ITEMS IDENTIFIED ON THE REVERSE SIDE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE ITEMS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued on reverse side)